Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of February 19, 2019

Among

CARROLS RESTAURANT GROUP, INC.,

CARROLS HOLDCO INC.,

GRC MERGERSUB INC.,

GRC MERGERSUB LLC,

CAMBRIDGE FRANCHISE PARTNERS, LLC

CAMBRIDGE FRANCHISE HOLDINGS, LLC

and

NEW CFH, LLC

i

EXHIBITS AND SCHEDULES

Exhibit A	Amendment to Certificate of Incorporation of Carrols Surviving Entity

Exhibit B	Amended and Restated Certificate of Incorporation of NewCRG

Exhibit C	Amended and Restated Bylaws of NewCRG

Exhibit D	Form of Carrols Series C Certificate of Designation

Exhibit E	Form of Registration Rights and Stockholders’ Agreement

Exhibit F	Form of FIRPTA Certificate

Exhibit G	Form of NewCRG Series C Certificate of Designation

Exhibit H	Form of Resignation Letter

Exhibit I	Form of Contribution Agreement

Schedule I	CFP Disclosure Schedule

Schedule II	Carrols Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2019 (this “Agreement”), is entered into by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“Carrols”), CARROLS HOLDCO INC., a Delaware corporation and a wholly owned subsidiary of Carrols (“NewCRG”), GRC MERGERSUB INC., a Delaware corporation and a wholly owned subsidiary of NewCRG (“Carrols Merger Sub”), GRC MERGERSUB LLC, a Delaware limited liability company and a wholly owned subsidiary of NewCRG (“Carrols CFP Merger Sub” and, together with Carrols Merger Sub, the “Merger Subs”), CAMBRIDGE FRANCHISE PARTNERS, LLC, a Delaware limited liability company (“CFP”), CAMBRIDGE FRANCHISE HOLDINGS, LLC, a Delaware limited liability company and a wholly owned subsidiary of CFP (the “LLC Member”), and NEW CFH, LLC, a Delaware limited liability company and a wholly owned subsidiary of the LLC Member (the “LLC” and, together with CFP and the LLC Member, the “CFP Entities” and each, a “CFP Entity”). Certain capitalized terms used herein have the meanings ascribed to them in ARTICLE XI.

WHEREAS, (i) the Boards of Directors of each of Carrols, NewCRG and Carrols Merger Sub, (ii) NewCRG, as the sole member of Carrols CFP Merger Sub, (iii) CFP, as the sole member of the LLC Member and (iv) the LLC Member, as the sole member of the LLC, have approved and adopted this Agreement and approved the transactions contemplated hereby on the terms and conditions set forth herein and determined that it is advisable and in the best interests of their respective stockholders or members, as applicable, to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, the Parties intend that, for United States federal income tax purposes, the Mergers, taken together, shall together qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGERS

Section 1.01 The Carrols Merger.

(a) At the Initial Effective Time, Carrols Merger Sub shall be merged with and into Carrols (the “Carrols Merger”) in accordance with Section 251(g) of the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Carrols Merger Sub shall cease and Carrols shall be the surviving corporation (the “Carrols Surviving Entity”). As a result of the Carrols Merger, the Carrols Surviving Entity shall be a wholly owned subsidiary of NewCRG.

(b) As soon as practicable after the Closing, or at such other time as shall be fixed by mutual agreement of Carrols and the LLC Member, Carrols shall file a certificate of merger in respect of the Carrols Merger with the Delaware Secretary of State in accordance with Section 251 of the DGCL (the “Carrols Merger Filing”). The Carrols Merger shall become effective as of the time at which the Carrols Merger Filing is filed or such later time on the Closing Date as Carrols and the LLC Member shall agree and specify in the Carrols Merger Filing (the “Initial Effective Time”).

(c) From and after the Initial Effective Time, the Carrols Surviving Entity shall possess all the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of Carrols and Carrols Merger Sub, all as provided under the DGCL.

Section 1.02 The LLC Merger.

(a) At the Effective Time, Carrols CFP Merger Sub shall be merged with and into the LLC (the “LLC Merger” and, together with the Carrols Merger, the “Mergers”) in accordance with Section 18-209 of the LLC Act and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Carrols CFP Merger Sub shall cease and the LLC shall be the surviving entity (the “CFP Surviving Entity” and, together with the Carrols Surviving Entity, the “Surviving Entities”). As a result of the LLC Merger, the CFP Surviving Entity shall be a wholly owned subsidiary of NewCRG.

(b) Concurrently with the filing of the Carrols Merger Filing, the LLC and Carrols CFP Merger Sub shall file a certificate of merger in respect of the LLC Merger with the Delaware Secretary of State in accordance with Section 18-209 of the LLC Act (the “LLC Certificate of Merger”). The LLC Merger shall become effective as of the time and date specified in the LLC Certificate of Merger, which time shall be one (1) minute after the Initial Effective Time (the “Effective Time”).

(c) From and after the Effective Time, the CFP Surviving Entity shall possess all the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of the LLC and Carrols CFP Merger Sub, all as provided under the LLC Act.

Section 1.03 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) shall take place at the offices of Akerman LLP, 666 5th Avenue, 20th Floor, New York, New York 10103 at (a) 11:00 a.m., New York City time, on the first Business Day following the first date on which all of the conditions to the Mergers set forth in ARTICLE VIII have been satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver thereof at the Closing); provided that if the Marketing Period has not ended at the time of the satisfaction or (to the extent permitted by applicable Law) waiver of all of the closing conditions set forth in ARTICLE VIII (other than those conditions that, by their nature, are to be satisfied at the Closing), the Closing shall occur on the earlier of (i) any Business Day before or during the Marketing Period as may be specified by Carrols on no less than three (3) Business Days’ prior notice to the LLC Member (unless, upon Carrols’ request, a shorter period shall be agreed to by the LLC Member), and (ii) the second Business Day immediately following the final day of the Marketing Period, or, if the final day of the Marketing Period corresponds to the End Date, then on the final day of the Marketing Period (subject in each case of clauses (i) and (ii) to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the closing conditions set forth in ARTICLE VIII (other than those conditions that, by their nature, are to be satisfied as of the Closing) as of the date determined pursuant to this proviso), or (b) any other time, date or place as is agreed in writing by each of Carrols and the LLC Member. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.04 Governing Documents.

(a) At the Initial Effective Time, (i) the certificate of incorporation of Carrols as in effect immediately prior to the Initial Effective Time shall be amended, such amendment to be in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Carrols Surviving Entity until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of Carrols as in effect immediately prior to the Initial Effective Time shall be the bylaws of the Carrols Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the certificate of formation of the LLC as in effect immediately prior to the Effective Time shall be the certificate of formation of the CFP Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, the limited liability company agreement of the LLC as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as determined by NewCRG and, as so amended and restated, shall be the limited liability company agreement of the CFP Surviving Entity, until thereafter changed or amended as provided therein or by applicable Law, in any case, subject to compliance with Section 7.14(a).

(d) Carrols shall take all actions necessary so that, prior to the Initial Effective Time, the certificate of incorporation and bylaws of NewCRG shall be in the forms set forth in Exhibit B and Exhibit C, respectively, the provisions of which shall be identical to the provisions of the certificate of incorporation and bylaws, as applicable, of Carrols as in effect immediately before the Initial Effective Time, in each case, other than as required or permitted by Section 251(g) of the DGCL. Carrols and NewCRG shall take all actions necessary so that, promptly after the Initial Effective Time, NewCRG shall cause to become effective a certificate of amendment to the certificate of incorporation of NewCRG changing the name of such entity to Carrols Restaurant Group, Inc. and the name of Carrols shall be changed to Carrols Holdco Inc.

(e) Prior to the Initial Effective Time, Carrols shall authorize and file with the Delaware Secretary of State a Certificate of Designation of Series C Convertible Preferred Stock of Carrols substantially in the form attached hereto as Exhibit D (the “Carrols Series C Certificate of Designation”).

Section 1.05 Directors and Officers of the Surviving Entities.

(a) From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the bylaws of the Carrols Surviving Entity or until their earlier death, resignation or removal, (i) the directors of Carrols Merger Sub at the Initial Effective Time shall be the directors of the Carrols Surviving Entity and (ii) the officers of Carrols Merger Sub at the Initial Effective Time shall be the officers of the Carrols Surviving Entity and, in each case, Carrols shall take all actions necessary to effect the foregoing.

(b) From and after the Effective Time, the CFP Surviving Entity shall have no directors or officers until such Persons are duly elected or appointed and qualified in accordance with applicable Law and the limited liability company agreement of the CFP Surviving Entity, and NewCRG shall be the sole member.

(c) Until successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal, (i) the directors of Carrols immediately before the Initial Effective Time shall be the directors of NewCRG as of the Initial Effective Time (including, for the avoidance of doubt, that the two nominees appointed by Carrols immediately before the Initial Effective Time pursuant to Section 7.09 shall be directors of NewCRG as of the Initial Effective Time) and (ii) the officers of Carrols immediately before the Initial Effective Time shall be the officers of NewCRG immediately after the Effective Time and, in each case, Carrols shall take all actions necessary to effect the foregoing.

ARTICLE II
EFFECT ON THE CAPITAL OF THE
CONSTITUENT COMPANIES

Section 2.01 Carrols and Carrols Merger Sub. At the Initial Effective Time, by virtue of the Carrols Merger and without any action on the part of any Party or any holder of any shares of Carrols Stock:

(a) All shares of Carrols Common Stock that are held by Carrols as treasury stock or that are owned by Carrols, Carrols Merger Sub or any other Subsidiary of Carrols immediately prior to the Initial Effective Time shall cease to be outstanding and shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) (i) Subject to Section 2.05, each share of Carrols Common Stock issued and outstanding immediately prior to the Initial Effective Time, shall be converted into one fully paid and non-assessable share of NewCRG Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of Carrols Common Stock being so converted and (ii) each share of Carrols Series B Preferred Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and non-assessable share of NewCRG Series B Preferred Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of Carrols Series B Preferred Stock being so converted. All shares of NewCRG Stock issued pursuant to this Section 2.01(b) shall be duly authorized, validly issued and free of preemptive rights.

(c) Each share of Carrols Common Stock or Carrols Series B Preferred Stock converted into a share of NewCRG Common Stock or NewCRG Series B Preferred Stock, as applicable, pursuant to Section 2.01(b) shall, upon such conversion, no longer be issued and outstanding and automatically be cancelled and cease to exist, and, thereafter, each Person (i) entered as the owner in a book entry that, immediately prior to the Initial Effective Time, represented any outstanding shares of Carrols Common Stock shall be deemed to have received an equivalent number of shares of NewCRG Common Stock, (ii) holding a certificate representing any shares of Carrols Common Stock shall be deemed to have received shares of NewCRG Common Stock (without the requirement for surrender of any certificate previously representing any such shares of Carrols Common Stock or issuance of new certificates representing NewCRG Common Stock), with each certificate representing shares of Carrols Common Stock immediately prior to the Initial Effective Time being deemed to represent automatically an equivalent number of shares of NewCRG Common Stock, and (iii) holding a certificate representing any shares of Carrols Series B Preferred Stock shall be deemed to have received shares of NewCRG Series B Preferred Stock (without the requirement for surrender of any certificate previously representing any such shares of Carrols Series B Preferred Stock or issuance of new certificates representing NewCRG Series B Preferred Stock), with each certificate representing shares of Carrols Series B Preferred Stock immediately prior to the Initial Effective Time being deemed to represent automatically an equivalent number of shares of NewCRG Series B Preferred Stock.

(d) Each share of Carrols Merger Sub common stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock of the Carrols Surviving Entity, and such shares shall be fully paid and non-assessable capital stock of the Carrols Surviving Entity.

Section 2.02 The LLC and Carrols CFP Merger Sub.

(a) Conversion of LLC Membership Interest. At the Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any holder of any equity interests in the LLC, the LLC Membership Interest shall be converted into the right to receive:

(i) an aggregate number of shares of NewCRG Common Stock equal to the product of (A) 0.199 and (B) the aggregate number of shares of NewCRG Common Stock outstanding immediately prior to the Effective Time (such product, the “Issued Shares of NewCRG Common Stock”); and

(ii) 10,000 shares of NewCRG Series C Preferred Stock, which, subject to the NewCRG Stockholder Approval, initially shall be convertible into the number of shares of NewCRG Common Stock equal to the quotient of (A) the difference of (I) the Equity Consideration Amount and (II) the product of (x) the Issued Shares of NewCRG Common Stock and (y) 13.5 and (B) 13.5 (such shares of NewCRG Series C Preferred Stock, the “Issued Shares of NewCRG Preferred Stock” and, together with the Issued Shares of NewCRG Common Stock, the “LLC Merger Consideration”).

The LLC Membership Interest, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the LLC Member shall cease to have any rights with respect thereto, except the right to receive the LLC Merger Consideration pursuant to this Section 2.02(a) and delivered to LLC Member in accordance with Section 7.16(a).

(b) Each limited liability company interest of Carrols CFP Merger Sub issued and outstanding prior to the Effective Time shall be converted into a limited liability company interest in the CFP Surviving Entity, having the rights and obligations as set forth in the limited liability company agreement of the CFP Surviving Entity as in effect at and after the Effective Time.

Section 2.03 Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Carrols Stock or the LLC Membership Interest (including by merger, consolidation, conversion or otherwise), the LLC Merger Consideration shall be adjusted accordingly to provide to the holders of record of the LLC Membership Interest the same economic effect as contemplated by this Agreement prior to such event.

Section 2.04 Effect on NewCRG Stock. Immediately following the Initial Effective Time, each share of the capital stock of NewCRG owned by the Carrols Surviving Entity shall be surrendered by the Carrols Surviving Entity for retirement by NewCRG without payment of any consideration therefor.

Section 2.05 Carrols Restricted Stock Awards and Restricted Stock Unit Awards. As of the Initial Effective Time, each share of Carrols restricted stock, each restricted stock unit of Carrols and each other form of equity benefit or equity compensation that is outstanding on or prior to the Initial Effective Time or issuable thereafter under any compensation or benefit agreement, plan or arrangement of Carrols, including all awards under the Carrols 2016 Stock Incentive Plan or any previously adopted plan, whether or not then vested or exercisable, shall cease to represent or relate to a share of Carrols Common Stock and shall be converted automatically to represent or relate to a share of NewCRG Common Stock on substantially the same terms and conditions (including vesting schedule) as applied to such share of Carrols restricted stock, restricted stock unit or other form of equity immediately prior to the Initial Effective Time. Carrols shall take all actions necessary to effect the foregoing provisions of this Section 2.05.

Section 2.06 Withholding Rights. NewCRG, the Merger Subs and any other party hereto with an obligation to deduct and withhold pursuant to any applicable Tax Law shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by or on behalf of NewCRG, the Merger Subs or any other party hereto, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the certification described in Section 7.15(e) is not delivered on or before the Closing Date, NewCRG shall notify the LLC Member of its intent to withhold and deduct, the parties shall work together in good faith to minimize or eliminate such deduction or withholding, and NewCRG shall withhold from the consideration otherwise payable to the LLC Member pursuant to this Agreement such Tax as is required to be withheld under Section 1445 of the Code (and any corresponding provisions of state, local or non-U.S. Tax Law).

Section 2.07 Further Assurances. At and after the Effective Time, the officers and directors of NewCRG, the Carrols Surviving Entity or the CFP Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Carrols Surviving Entity, Carrols Merger Sub or Carrols, or the CFP Surviving Entity, Carrols CFP Merger Sub, or the LLC, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Carrols Surviving Entity, Carrols Merger Sub or Carrols, or the CFP Surviving Entity, Carrols CFP Merger Sub or the LLC, any other actions and things necessary to vest, perfect or confirm of record or otherwise in NewCRG, the Carrols Surviving Entity or the CFP Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by NewCRG, the Carrols Surviving Entity or the CFP Surviving Entity, as applicable, as a result of, or in connection with, the Mergers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE LLC MEMBER AND THE LLC

Except as set forth in the applicable section or sections of the disclosure schedule delivered by the LLC to Carrols prior to the execution of this Agreement (the “CFP Disclosure Schedule”), the LLC Member and the LLC represent and warrant to Carrols, on a joint and several basis and as of the date hereof and as of the Closing Date, as follows:

Section 3.01 Organization. Each of the LLC Member and the LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of the LLC Member and the LLC has all requisite limited liability company power and authority to enable it to own, lease and operate its properties, to carry on its business in all material respects as conducted on the date hereof and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which such Party is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Each of the LLC Member and the LLC is duly qualified or registered as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except, in each case, where the failure to be so duly qualified or registered has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of (i) the certificate of formation and the operating agreement of each of the LLC Member and the LLC, each as amended to date, and (ii) the minute books of each of the LLC Member and the LLC through the date hereof have been made available to Carrols. Neither the LLC Member nor the LLC is in violation of its certificate of formation or operating agreement.

Section 3.02 Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the CFP Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the LLC Member, listing for each such Subsidiary its name, the type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or equivalent, if applicable, the number and type of its issued and outstanding shares of capital stock, membership interests or similar ownership interests, the current ownership of such shares, membership interests or similar ownership interests and its current officers and directors, in each case, prior to giving effect to the CFP Reorganization. Following the CFP Reorganization, the information contained on Section 3.02(a) of the CFP Disclosure Schedule shall remain true and complete, other than changes in the ownership of the Subsidiaries of the LLC Member as a result of the CFP Reorganization. True, correct and complete copies of the organizational documents, each as amended to date, of each Subsidiary of the LLC Member (other than the LLC, which is the subject of Section 3.01) have been made available to Carrols.

(b) Each Subsidiary of the LLC Member (other than the LLC, which is the subject of Section 3.01) (i) is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, (ii) has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof and (iii) is duly qualified or registered as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so duly qualified or registered has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) All of the outstanding shares of capital stock, membership interests and/or other similar ownership interests of each Subsidiary of the LLC Member and the LLC (“Subsidiary Equity Interests”) are owned, directly or indirectly, by the LLC Member or the LLC, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock, membership interests and/or other similar ownership interests) other than limitations or restrictions on transfer arising under applicable securities Laws. There are no (i) outstanding securities of the LLC Member, the LLC or any of their respective Subsidiaries that are convertible into or exchangeable for Subsidiary Equity Interests, (ii) options, warrants, calls, subscriptions or other rights or arrangements to acquire any Subsidiary Equity Interests from the LLC Member, the LLC or any of their respective Subsidiaries or (iii) other obligations or commitments of the LLC Member, the LLC or any of their respective Subsidiaries to issue or allot Subsidiary Equity Interests. Other than with respect to the CFP Reorganization, there are no outstanding obligations of the LLC Member, the LLC or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Equity Interests. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal or registration rights with respect to any Subsidiary Equity Interests. No Subsidiary of the LLC Member (other than the LLC, which is the subject of Section 3.03) has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind, other than under applicable Law, which prevent the payment of the foregoing by any Subsidiary of the LLC Member (other than the LLC, which is the subject of Section 3.03).

Section 3.03 Capital Structure. The LLC Member owns all of the LLC Membership Interest free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. The LLC Membership Interest has been validly issued in accordance with the limited liability company agreement of the LLC. There are no (i) issued or outstanding limited liability company interests in the LLC other than the LLC Membership Interest or (ii) options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which the LLC Member or any of its Subsidiaries is a party or by which the LLC Member or any of its Subsidiaries is bound obligating the LLC to issue or sell or transfer any equity interest in, or voting security of, the LLC. Other than with respect to the CFP Reorganization, there are no outstanding obligations of the LLC to repurchase, redeem or otherwise acquire any limited liability company interests of the LLC or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal or registration rights with respect to the LLC Membership Interest. The LLC has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind, other than under the LLC Act, which prevent the payment of the foregoing by the LLC.

Section 3.04 Authority; Execution and Delivery, Enforceability. Each of the LLC Member and the LLC has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the LLC Member and the LLC of this Agreement and the other Transaction Agreements to which it is, or is specified to be a party, and the consummation by the LLC Member and the LLC of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the LLC Member or the LLC, as applicable, and no other limited liability company action on the part of the LLC Member or the LLC is necessary to authorize the execution and delivery of this Agreement or the Transaction Agreements or to consummate the Mergers and the other transactions contemplated hereby. Each of the LLC Member and the LLC has duly executed and delivered this Agreement, and, prior to or as of the Closing, will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the LLC Member or the LLC, as applicable) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

Section 3.05 No Conflicts; Consents. Except (x) as set forth in Section 3.05 of the CFP Disclosure Schedule, (y) as may result or be required solely by reason of Carrols’, NewCRG’s or the Merger Subs’ participation in the transactions contemplated hereby or in the other Transaction Agreements or (z) solely with respect to the succeeding clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery by the LLC Member and the LLC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the LLC Member and the LLC of the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement of the LLC Member or the LLC, as applicable, (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which the LLC Member or the LLC or any of their respective assets or properties is bound, (c) (i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) constitute a change of control or default (or an event which, with notice or lapse of time or both, would become a default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of any right or obligation under, any Material Contract or Permit or (d) result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the LLC Member, the LLC or any of their respective Subsidiaries.

Section 3.06 Financial Statements.

(a) Annual Financial Statements. Section 3.06(a) of the CFP Disclosure Schedule sets forth true, correct and complete copies of (i) the audited carve-out combined balance sheet of the CFP Business as of December 31, 2017 and the related audited carve-out combined statements of operations, net investment and cash flows of the CFP Business for the twelve-month period then ended (“CFP Annual Financial Statements”). The CFP Annual Financial Statements (i) were prepared in accordance with the books of account and other financial records of the CFP Business, (ii) fairly present in all material respects the financial condition, results of operations, net investment and cash flows of the CFP Business as of the dates thereof or for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby.

(b) 2018 Interim Financial Statements. Section 3.06(b) of the CFP Disclosure Schedule sets forth true, correct and complete copies of the unaudited carve-out combined balance sheet of the CFP Business as of September 30, 2018 (the “Latest Balance Sheet”) and the related unaudited carve-out combined statements of income, net investment and cash flows of the CFP Business for the nine-month period then ended (the “CFP 2018 Interim Financial Statements” and, together with the CFP Annual Financial Statements, the “CFP Financial Statements”). The CFP 2018 Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the CFP Business, (ii) fairly present in all material respects the financial condition, results of operations, net investment and cash flows of the CFP Business as of the dates thereof or for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the CFP 2018 Interim Financial Statements or the notes thereto and subject to year-end audit adjustments and the absence of notes and disclosure required by GAAP).

(c) 2018 Audited Financial Statements. As of the date of delivery of the CFP 2018 Audited Financial Statements to Carrols in accordance with Section 7.04(b) and as of the Closing, the CFP 2018 Audited Financial Statements (i) will have been prepared in accordance with the books of account and other financial records of the CFP Business, (ii) will fairly present in all material respects the financial condition, results of operations, net investment and cash flows of the CFP Business as of the dates thereof or for the periods covered thereby and (iii) will have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby.

(d) 2019 Interim Financial Statements. If the CFP 2019 Interim Financial Statements are furnished pursuant to Section 7.04(b), then, as of the date of delivery of the CFP 2019 Interim Financial Statements to Carrols in accordance with Section 7.04(b) and as of the Closing, the CFP 2019 Interim Financial Statements (i) will have been prepared in accordance with the books of account and other financial records of the CFP Business, (ii) will fairly present in all material respects the financial condition, results of operations, net investment and cash flows of the CFP Business as of the dates thereof or for the periods covered thereby and (iii) will have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the CFP 2019 Interim Financial Statements or the notes thereto and subject to year-end audit adjustments and the absence of notes and disclosure required by GAAP).

Section 3.07 Absence of Undisclosed Liabilities. Except for (a) those liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, (b) liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which resulted from a breach of contract, tort, infringement or violation of, or liability under, any Law or any Proceeding), (c) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement and the other Transaction Agreements and (d) liabilities that, individually or in the aggregate, do not exceed $250,000, neither the LLC Member nor its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise). Neither the LLC Member nor any of its Subsidiaries maintains any “off-balance sheet arrangement” as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.

Section 3.08 Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the CFP Disclosure Schedule, since September 30, 2018, (a) the LLC Member and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (b) there has not been any event, change or development that, individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect, (c) there has not been any action, authorization, commitment or agreement by the LLC Member or any of its Subsidiaries that, if taken or made after the date hereof, would be prohibited by Section 6.01.

Section 3.09 Real Property.

(a) Section 3.09(a) of the CFP Disclosure Schedule sets forth a complete and accurate list of each parcel of Owned Real Property. Except as set forth on Section 3.09(a) of the CFP Disclosure Schedule, the LLC Member or one of its Subsidiaries has good and marketable title in fee simple to each parcel of Owned Real Property, free and clear of any Liens other than Permitted Liens. Neither the LLC Member nor its Subsidiaries have leased any of the Owned Real Property to any Person, except as shown in Section 3.09(a) of the CFP Disclosure Schedule. The LLC Member has delivered to Carrols copies of the deeds and other instruments by which the LLC Member or its applicable Subsidiary acquired such parcel of Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys, in each case, to the extent in the possession of the LLC Member or its Subsidiaries, with respect to such parcel. There are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.09(b) of the CFP Disclosure Schedule sets forth a complete and accurate list of each parcel of Leased Real Property. The LLC Member or its applicable Subsidiary has a valid leasehold interest in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Liens. The LLC Member and its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties. Neither the LLC Member nor its Subsidiaries has assigned or sublet any of the Leased Real Property, except as shown in Section 3.09(b) of the CFP Disclosure Schedule. Each lease for the Leased Real Property is valid and binding and in full force and effect and enforceable in accordance with its terms. There are no existing defaults by the LLC Member or any of its Subsidiaries or offsets which any of the applicable landlords has against the enforcement by the LLC Member or any of its Subsidiaries of its rights under any of the leases of the Leased Real Property, and neither the LLC Member or the applicable Subsidiary nor, to the LLC Member’s Knowledge, such landlord is in default under the applicable lease of such Leased Real Property, nor, to the LLC Member’s Knowledge, have any events occurred which, with the giving of notice or passage of time or both, would constitute a default under such lease by either party thereto. True and complete copies of the leases for the Leased Real Property have previously been delivered to Carrols. Neither the LLC Member nor its Subsidiaries is party to any pending Proceeding, nor, to the LLC Member’s Knowledge, is any Proceeding threatened, which might interfere with the quiet enjoyment of the LLC Member or its applicable Subsidiary under the leases of the Lease Real Property. Except for leasehold mortgages of record, neither the LLC Member nor its Subsidiaries have assigned, mortgaged, pledged, otherwise encumbered, or transferred its interest, if any, under any of the leases of the Leased Real Property.

(c) To the LLC Member’s Knowledge, there are no facts, circumstances, or conditions which do or would in any material way adversely affect the LLC Member Real Property or the operation thereof or business thereon as presently conducted. The LLC Member Real Property and all improvements located thereon and the present use thereof comply with, constitute a valid non-conforming use under, or are operating pursuant to the provisions of a valid variance under, all zoning Laws, ordinances and regulations of Governmental Authorities having jurisdiction thereof in all material respects and, the construction, use and operation of the LLC Member Real Property by the LLC Member or its applicable Subsidiaries are in substantial compliance with all applicable Laws. Except as otherwise set forth on Section 3.09(c) of the CFP Disclosure Schedule, the LLC Member Real Property and the Restaurants or Convenience Stores located thereon are in a state of good maintenance and repair and are in good operating condition, normal wear and tear excepted, and otherwise conform with the requirements and standards set forth in the applicable Franchise Agreements, and (i) there are no material physical or mechanical defects in any of the LLC Member Real Property or the Restaurants or Convenience Stores, including, without limitation, the structural portions of the LLC Member Real Property and the Restaurants or Convenience Stores and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein, and all such systems are in good operating condition and repair, normal wear and tear excepted, (ii) there are no material ongoing repairs to the LLC Member Real Property or the Restaurants or Convenience Stores located thereon being made by or on behalf of the LLC Member or its Subsidiaries or being made by or on behalf of any landlord and (iii) the roof of each Restaurant and Convenience Store is in good condition and free of leaks. Except as otherwise set forth in Section 3.09(c) of the CFP Disclosure Schedule, all necessary occupancy and other certificates and Permits, municipal and otherwise, for the lawful use and occupancy of the LLC Member Real Property for the purposes for which they are intended and to which they are presently devoted, including, without limitation, for the operation of a Restaurant or Convenience Store thereon, as applicable, have been issued and remain valid in all material respects. There are no pending or threatened Proceedings that would reasonably be expected to prohibit, restrict or impair such use and occupancy or result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permits. All notices of material violation of any Laws against or affecting any LLC Member Real Property have been complied with or are being contested in good faith. There are no outstanding correcting work orders of which the LLC Member has received written notice from any Governmental Authority or the owners of the Leased Real Property or any insurance carrier with respect to any LLC Member Real Property.

(d) The buildings and structures located in and comprising the Restaurants or Convenience Stores and that are used in connection with the operation of the LLC and its Subsidiaries’ business comply in all material respects with the provisions of the ADA as in effect as of the later of the time each such building and structure was (i) put into service or (ii) last subject to a material remodel that required compliance with then-current ADA requirements.

(e) There are no condemnation or eminent domain or other Proceedings of any kind whatsoever for the taking of the whole or any part of any LLC Member Real Property for public or quasi-public use that are pending or, to the LLC Member’s Knowledge, threatened against any LLC Member Real Property.

(f) The LLC Member Real Property and all improvements thereon represent all of the locations at which the LLC Member and its Subsidiaries conduct business relating to the Restaurants or Convenience Stores and are now, and at the Closing will be, the only locations where all of the material tangible assets of the LLC Member and its Subsidiaries are located.

(g) The LLC Member Real Property, collectively, constitutes all of the real property necessary to conduct the business of the LLC Member and its Subsidiaries as currently conducted and, following the Closing, will constitute all of the real property necessary to conduct the business of the LLC and its Subsidiaries in substantially the same manner as conducted by the LLC Member and its Subsidiaries immediately prior to the Closing.

(h) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the normal use and operation of each LLC Member Real Property and the Restaurants or Convenience Stores located thereon, are installed within the property lines of the respective LLC Member Real Property, are connected pursuant to valid Permits, are fully operable and are adequate to service the LLC Member Real Property and the Restaurants or Convenience Stores located thereon and to permit full compliance with all Laws and normal utilization of the LLC Member Real Property and the Restaurants or Convenience Stores located thereon.

(i) All material Permits, including, without limitation, proof of dedication, required from all Governmental Authorities having jurisdiction over the LLC Member Real Property for the normal use and operation of the applicable LLC Member Real Property and the Restaurants or Convenience Stores located thereon and to ensure adequate vehicular and pedestrian ingress to and egress from the applicable LLC Member Real Property and the Restaurants or Convenience Stores located thereon have been obtained. To the Knowledge of the LLC Member, the Easements are valid and binding, in full force and effect and enforceable in accordance with their respective terms. True, correct and complete copies of each certificate of occupancy and all amendments thereto to date for each Restaurant and Convenience Store that are in the possession of CFP or the LLC Member have been provided by the CFP Entities to Carrols.

(j) Except as set forth on Section 3.09(j) of the CFP Disclosure Schedule, to the LLC Member’s Knowledge, there are no road closures, detours, highway, roadway or walkway improvement projects or any other public works projects in process, underway, proposed or planned in the next twenty-four (24) months from the date of this Agreement that would reasonably be expected to materially adversely affect ingress to and/or egress from any Restaurant or Convenience Store or have a material adverse effect on sales at any of the Restaurants or Convenience Stores.

Section 3.10 Franchise Agreements and Development Agreements.

(a) The LLC Member has delivered, or caused to be delivered, to Carrols a true, complete, and correct copy of the Franchise Agreements and the Development Agreements and all amendments thereto for the Restaurants and Convenience Stores. The LLC Member or its applicable Subsidiary owns all right, title and interest of the franchisee or developer, as applicable, in the Franchise Agreements and the Development Agreements, all free and clear of all Liens.

(b) Except as set forth on Section 3.10(b) of the CFP Disclosure Schedule, none of the LLC Member, the LLC or the LLC’s Subsidiaries have received any written notification from BKC or Popeyes regarding, or otherwise have Knowledge of, any planned or proposed development of Restaurants by BKC, Popeyes, other franchisees of BKC or Popeyes or other third parties, including, but not limited to, target reservation agreements, development disputes, notices of potential target locations for new Restaurants or reopening of closed Restaurants (collectively, “New Restaurant Notices”), sales transfers studies received or ordered in connection with any New Restaurant Notices, development dispute analysis, denials of development rights, development rights granted, or any mediation or arbitration procedures or any other Proceedings in connection with a New Restaurant Notice or any development dispute.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the CFP Disclosure Schedule contains a list of, as of the date hereof, (i) all Registered Intellectual Property owned by the LLC Member or any of its Subsidiaries, and the jurisdictions where each is registered (if any), along with appropriate identifying information, and (ii) material written licenses (other than “shrink wrap” or other licenses relating to software purchases for commercially available or “off the shelf” software) to which the LLC Member or any of its Subsidiaries is a party and under which Contracts licenses are granted to the LLC Member or its Subsidiaries by third parties pertaining to trademarks, service marks, trade names and registered copyrights which are material to and used in the business as currently conducted by the LLC Member or its Subsidiaries (each an “IP License”).

(b) The LLC Member or its Subsidiaries have good and valid title to or possess the rights to use the material Intellectual Property owned by the LLC Member or its Subsidiaries, free and clear of all Liens other than Permitted Liens, and have paid as of the date hereof all material maintenance fees, renewals or expenses related to such material Intellectual Property of the LLC Member or any of its Subsidiaries such that none has been abandoned.

(c) The LLC Member or its Subsidiaries have the rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer, as applicable, such Intellectual Property of the LLC Member or any of its Subsidiaries.

(d) Neither the LLC Member nor the conduct of the business of the LLC Member and its Subsidiaries in the ordinary course, misappropriates, infringes upon or conflicts with any Intellectual Property rights of any third party in any material respect. No Party has provided to the LLC Member or any of its Subsidiaries written notice of a claim (or, to the LLC Member’s Knowledge, threatened to file a claim) during the past three (3) years against the LLC Member or its Subsidiaries alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Party.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the CFP Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which either the LLC Member or any of its Subsidiaries is a party, or by which the LLC Member or any of its Subsidiaries is otherwise bound, as of the date hereof (the “Material Contracts”) (other than the LLC Member Benefit Plans set forth on Section 3.15(a) of the CFP Disclosure Schedule):

(i) all Contracts (including purchase orders) with suppliers or service providers under which the LLC Member or any of its Subsidiaries has made aggregate payments in excess of $100,000 since January 1, 2018 (other than construction-related Contracts under which all material obligations of each party have been fully performed and employment-related Contracts);

(ii) all Contracts (including purchase orders) under which the LLC Member or any of its Subsidiaries has received aggregate payments in excess of $100,000 since January 1, 2018;

(iii) any Contract for the employment or consultancy of any LLC Member Employee on a full-time, part-time or consulting basis, the terms of which (i) provide annual cash compensation to such LLC Member Employee that exceeds $100,000, (ii) provide for the payment to such LLC Member Employee of any cash or other compensation, benefits under any LLC Member Benefit Plan, or an equity option or grant, upon the sale of all or a material portion of the assets of, or a change of control of, the LLC Member or any of its Subsidiaries or (iii) restrict the ability of the LLC Member or any of its Subsidiaries to terminate the employment or services of any LLC Member Employee at any time without penalty or liability (other than at-will employment agreements with any LLC Member Employee which do not commit the LLC Member or any of its Subsidiaries to pay severance, termination or other similar payments and which are terminable without prior notice);

(iv) any collective bargaining agreement or any other Contract with any labor union or labor organization representing or, to the LLC Member’s Knowledge, purporting or attempting to represent any LLC Member Employees;

(v) all (A) leases relating to the Leased Real Property or the Owned Real Property and (B) leases or licenses for material tangible personal properties or assets of the LLC Member or any of its Subsidiaries pursuant to which the LLC Member of any of its Subsidiaries makes or receives aggregate payments in excess of $50,000 per annum;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

(vii) all Contracts pursuant to which any Indebtedness of the LLC Member or any of its Subsidiaries in excess of $50,000 is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts (other than Franchise Agreements and Development Agreements) containing covenants that materially restrict the right or freedom of the LLC Member or any of its Subsidiaries or, after the Closing, will materially restrict the right or freedom of NewCRG or any of its Affiliates (other than the LLC Member), to (A) engage in any line of business or compete with any Person, (B) conduct any commercial activity in any geographic area, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(ix) all Contracts entered into primarily to impose any obligation of confidentiality or nondisclosure between the LLC Member and/or any of its Subsidiaries, on the one hand, and any other Person, on the other hand;

(x) all Contracts (other than contracts with customers, vendors or suppliers entered into in the ordinary course of business) requiring the LLC Member or any of its Subsidiaries to indemnify or hold harmless any Person whereby the LLC Member or any of its Subsidiaries is responsible for indemnification obligations in excess of $100,000;

(xi) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (i) involve payments by the LLC Member or any of its Subsidiaries after the date of the Latest Balance Sheet of consideration in excess of $100,000 or (ii) impose on the LLC Member or any of its Subsidiaries monitoring or reporting obligations to any other Person outside the ordinary course of business;

(xii) all Contracts entered into since January 1, 2016 relating to the acquisition or sale of any Restaurant, Convenience Store or any other material assets of the LLC Member and its Subsidiaries and involving a purchase price in excess of $750,000; and

(xiii) all Franchise Agreements and Development Agreements.

(b) All Material Contracts are valid, legal, binding and in full force and are currently enforceable against the LLC Member or a Subsidiary, as applicable, and are and as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, to the Knowledge of the LLC Member, enforceable in all material respects against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The LLC Member and each of its Subsidiaries (to the extent party thereto) have properly conducted and paid all material amounts to be paid by the LLC Member or any of its Subsidiaries and otherwise performed all material obligations required to be performed by them under such Material Contracts and neither the LLC Member nor any of its Subsidiaries has received any notice that it is in material default under or in material breach of any such Material Contract. To the LLC Member’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the LLC Member or any of its Subsidiaries under any such Material Contract; (ii) no other party to any such Material Contract is in material breach thereof or material default thereunder and none of the LLC Member or any of its Subsidiaries has received any notice of termination, cancellation, breach or default under any such Material Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the LLC Member or any of its Subsidiaries under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been delivered to Carrols.

Section 3.13 Taxes. The LLC Member and each of its Subsidiaries (a) have duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects and were prepared in material compliance with all applicable Laws; (b) have, in all material respects, paid all Taxes that are required to be paid (whether or not shown on any Tax Return) including those that the LLC Member or any of its Subsidiaries are obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except, in either case, with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension is currently in effect. There are no audits, examinations, investigations, deficiencies, claims or other Proceedings in respect of Taxes or Tax matters pending or, to the LLC Member’s Knowledge, threatened in writing. Neither the LLC Member nor any of its Subsidiaries has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where it does not file Tax Returns that the LLC Member or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the LLC Member nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. Neither the LLC Member nor the LLC has participated or is currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Neither the LLC Member nor any of its Subsidiaries (i) have any liability for Taxes of any Person (other than the LLC Member or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or non-U.S. Law), as a transferee or successor, by Contract, or otherwise or (ii) is a party to, bound by, or has any liability under any Tax sharing, allocation or indemnification agreement or similar arrangement, in each case, other than any Contract entered into in the ordinary course of business, the principal purpose of which does not relate to Tax matters. Each of the LLC Member, the LLC, and each of its Subsidiaries is, and has been since its formation, treated as disregarded as separate from its owner or as a partnership for all U.S. federal income Tax purposes, other than Mirabile Investment Corporation, which is treated as a corporation for U.S. federal income tax purposes.

Section 3.14 Tax Qualification. Neither CFP nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or would be reasonably likely to, prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 3.15 LLC Member Benefit Plans.

(a) Section 3.15(a) of the CFP Disclosure Schedule sets forth a true, correct and complete list of each LLC Member Benefit Plan. The LLC Member has made available to Carrols true, correct and complete copies (or, if a plan or arrangement is not written, a written description of the material terms) of (to the extent applicable): (i) the current plan document for each LLC Member Benefit Plan and amendments thereto; (ii) any related trust agreement, service provider agreements or underlying insurance contract, funding arrangement, or administrative and service provider agreements now in effect; (iii) the most recent determination, opinion or advisory letter received regarding the tax-qualified status of each LLC Member Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iv) the most recent financial statement for each LLC Member Benefit Plan; (v) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each LLC Member Benefit Plan; (vi) the current summary plan description for each LLC Member Benefit Plan; and (vii) the most recent actuarial valuation report related to any LLC Member Benefit Plan.

(b) Neither the LLC Member nor any of its Subsidiaries sponsors, maintains, contributes to or has any obligation to contribute to, or has any liability with respect to (including on account of any ERISA Affiliate): a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); a “multiple employer plan” described in Section 413(c) of the Code; a “multiple employer welfare arrangement” described in Section 3(40) of ERISA; or an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code, and, neither the LLC Member nor any of its Subsidiaries has, within the last five (5) years, contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any such foregoing plans (including on account of any ERISA Affiliate). Neither the LLC Member nor any of its Subsidiaries has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), and no event has occurred that presents a material risk of the occurrence of any withdrawal from any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that could result in any liability to the LLC Member or any of its Subsidiaries to any such multiemployer plan.

(c) Each LLC Member Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in all material respects in compliance with applicable Laws, including ERISA and the Code. Each LLC Member Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any LLC Member Benefit Plan that is a qualified “pre-approved” plan, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS), and nothing has occurred since the issuance of such letters for any LLC Member Benefit Plan to cause the revocation of qualification under the Code of any such plans.

(d) To the LLC Member’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any LLC Member Benefit Plan that could result in a material liability to the LLC Member or any of its Subsidiaries. No LLC Member Benefit Plan provides post-termination or retiree health benefits to any LLC Member Employee or any dependent thereof, except as may be required by COBRA or other applicable Law, and neither the LLC Member nor any of its Subsidiaries has any liability to provide post-termination or retiree health benefits to any LLC Member Employee or any dependent thereof, except to the extent required by COBRA or other applicable Law. Each LLC Member Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(e) There is no pending or, to the LLC Member’s Knowledge, threatened, Proceeding (other than a routine claim for benefits) with respect to any LLC Member Benefit Plan that would reasonably be expected to result in a material liability to the LLC Member or any of its Subsidiaries. To the LLC Member’s Knowledge, neither the LLC Member, nor any of its Subsidiaries has any material liability under Section 502 of ERISA. No material excise tax has been, or to the LLC Member’s Knowledge, could reasonably be expected to be, imposed upon the LLC Member or its Subsidiaries under Chapter 43 of the Code.

(f) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any LLC Member Employee to any additional compensation, including severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, or increase the amount of any compensation due, to any LLC Member Employee; (iii) accelerate the time of payment or vesting of any benefits to any LLC Member Employee; (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G(b)(1) of the Code; or (v) trigger or impose any restriction or imposition on the rights of the LLC Member or any of its Subsidiaries to amend or terminate any LLC Member Benefit Plan. Except as set forth on Section 3.15(f) of the CFP Disclosure Schedule, neither the LLC Member nor any of its Subsidiaries has any obligation to provide or make available post-employment health benefits or health coverage for any LLC Member Employee, except as may be required under COBRA.

(g) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the LLC Member and each of its Subsidiaries has complied, in all material respects, with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each LLC Member Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

Section 3.16 Labor Relationships.

(a) The LLC Member has made available to Carrols a true, correct and complete list (which shall be updated as set forth in Section 7.07(a)) of the names of all individuals employed by the LLC Member or any of its Subsidiaries (including any individual on a leave of absence), including the individual’s name, position, hire date, status as full-time or part-time, designation as exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws, base salary or hourly wage rate, commission, bonus or other compensation paid during the prior fiscal year, and the location at which such individual is employed or provides services (the “CFP Employee List”). Except as would not result in a material liability to the LLC Member or any of its Subsidiaries, individually or in the aggregate, all employees of the LLC Member and its Subsidiaries who are classified as exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state labor Laws are within the requirements of such applicable Laws and are properly treated as exempt employees under such applicable Laws.

(b) Except as set forth on Section 3.16(b) of the CFP Disclosure Schedule, neither the LLC Member nor any of its Subsidiaries is a party to any Contract with any natural person currently retained and characterized and treated by the LLC Member or any of its Subsidiaries as a consultant or independent contractor. Neither the LLC Member nor any of its Subsidiaries is currently, and has not been in the past three (3) years, a party to any Contract with any professional employer organization or temporary staffing agency pursuant to which such organization or agency co-employed employees of the LLC Member or any of its Subsidiaries.

(c) Neither the LLC Member nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or other Contracts with any labor unions or labor organizations representing or, to the LLC Member’s Knowledge, purporting or attempting to represent the LLC Member Employees. There is no (i) material unfair labor practice, material labor dispute (excluding, for the avoidance of doubt, routine individual grievances) or labor arbitration proceeding pending or, to the LLC Member’s Knowledge, threatened against the LLC Member or any of its Subsidiaries, (ii) to the LLC Member’s Knowledge, activity or Proceeding by a labor union or representative thereof to organize any employees of the LLC Member or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action. None of the LLC Member Employees are represented by a labor organization, work council, or trade union with respect to their employment by the LLC Member or any of its Subsidiaries and, to the LLC Member’s Knowledge, there is no organizing activity, Proceedings, election petition, union card signing or other union activity, or union organizing campaigns of or by any labor organization, trade union, or work council directed at the LLC Member or any of its Subsidiaries, or any LLC Member Employees (in their capacity as such).

(d) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or similar state or local applicable Law in respect of the LLC Member or any of its Subsidiaries in the past three years.

(e) Neither the LLC Member nor any of its Subsidiaries has any material liability, whether absolute or contingent, with respect to any misclassification of any Person who has been retained by the LLC Member or any of its Subsidiaries in the past three years as an independent contractor rather than an employee.

(f) There are no charges, appeals or Proceedings against the LLC Member or any of its Subsidiaries pending or, to the LLC Member’s Knowledge, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority for which the maximum amount claimed or in controversy exceeds $50,000 or that otherwise, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16(f) of the CFP Disclosure Schedule, neither the LLC Member nor any of its Subsidiaries have received written notice during the last three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the LLC Member or any of its Subsidiaries and, to the LLC Member’s Knowledge, no such investigation is in progress. There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the LLC Member or any of its Subsidiaries pursuant to any child labor, meal and rest break, wage and hour, workplace safety, or insurance Laws and neither the LLC Member nor any of its Subsidiaries has been reassessed in any material respect under such Laws during the last three years.

(g) Each of the employees of the LLC Member and its Subsidiaries are employed at will and may be terminated at any time by the LLC Member without the payment of any severance or other penalty and without any requirement that any advance notice be given in connection with such termination.

(h) To the LLC Member’s Knowledge, all employees of the LLC Member or any of its Subsidiaries working in the United States are authorized to work in the United States. The LLC Member or its Subsidiaries maintains current files containing proof of work eligibility for all current and former employees of the LLC Member and its Subsidiaries to the extent as required by applicable Laws. No Proceeding is pending against the LLC Member or any of its Subsidiaries or, to the LLC Member’s Knowledge, any employees thereof, that (A) alleges any failure to comply with any applicable Laws relating to immigration, or (B) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the LLC Member or any of its Subsidiaries to sponsor employees for immigration benefits, and during the last three years there has not been any such Proceeding filed against the LLC Member or any of its Subsidiaries, or to the LLC Member’s Knowledge, any employees thereof. No Proceeding is pending or, to the LLC Member's Knowledge, threatened against the LLC Member or any of its Subsidiaries with respect to compliance by the LLC Member or any of its Subsidiaries with applicable Laws relating to immigration in connection with the hiring practices of the LLC Member or any of its Subsidiaries.

(i) The LLC Member and each of its Subsidiaries is, and for the past four years has been, in compliance in all material respects with all applicable Laws pertaining to employment, employment practices, and terms and conditions of employment, including all Laws relating to hiring, labor relations, equal employment opportunities, fair employment practices, equal pay, background checks, wages, compensation, termination of employment, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, hours of work, working conditions, breaks, sick, vacation and other paid time off, minimum wage compensation, overtime compensation, child labor, plant closings, mass layoffs, occupational health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence, and unemployment insurance.

Section 3.17 Litigation. Except as set forth in Section 3.17 of the CFP Disclosure Schedule, there is no Proceeding pending or, to the LLC Member’s Knowledge, threatened, against the LLC Member or any of its Subsidiaries or any of their respective properties or assets or, to LLC Member’s Knowledge, any manager, director or officer of the LLC Member, the LLC or any of its Subsidiaries in such Person’s capacity as such, for which the maximum amount claimed or in controversy exceeds $100,000 or that otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment outstanding against the LLC Member or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect. None of the LLC Member, any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Authority or judgment of an arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the LLC Member’s Knowledge, there are no inquiries or investigations by any Governmental Authority or internal investigations pending or, to the LLC Member’s Knowledge, threatened against the LLC Member or any of its Subsidiaries, in each case regarding any accounting practices of the LLC Member or any of its Subsidiaries or any malfeasance by any officer, member, manager, employee or director of the LLC Member or any of its Subsidiaries.

Section 3.18 Compliance with Applicable Laws.

(a) During the past three (3) years (i) the LLC Member and its Subsidiaries have been, in material compliance with all applicable Laws relating to the operation and conduct of their businesses or any of their properties or facilities; and (ii) neither the LLC Member nor any of its Subsidiaries has received (x) written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the business of the LLC Member and its Subsidiaries, taken as a whole, (y) to the Knowledge of the LLC Member, non-written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the business of the LLC Member and its Subsidiaries, taken as a whole, or (z) written notice of an obligation on the part of the LLC Member or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the business of the LLC Member and its Subsidiaries, taken as a whole.

(b) No event has occurred during the past three (3) years, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the LLC Member or any of its Subsidiaries of, or a failure on the part of the LLC Member or any of its Subsidiaries to comply, in all material respects, with any applicable Law relating to the operation and conduct of their businesses or any of their properties or facilities or (y) any obligation on the part of the LLC Member or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action, in the case of (y), that would, individually or in the aggregate, reasonably be expected to be material to the business of the LLC Member and its Subsidiaries, taken as a whole.

Section 3.19 Environmental Matters. Except as set forth in Section 3.19 of the CFP Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the LLC Member or its Subsidiaries:

(a) The LLC Member and its Subsidiaries hold and, for the past five (5) years, have complied with all Environmental Permits, and, otherwise have complied with all applicable Environmental Laws;

(b) The LLC Member and its Subsidiaries have conducted their business and have used the LLC Member Real Property for the past five (5) years in compliance with all applicable Environmental Laws;

(c) Neither the LLC Member nor any of its Subsidiaries have received any written Environmental Claim and, to the LLC Member’s Knowledge, there is no threatened Environmental Claim (i) against the LLC Member or its Subsidiaries, or (ii) against any Person whose liability for Environmental Claims the LLC Member or any of its Subsidiaries may have assumed contractually or by operation of law with respect to the LLC Member Real Property or the LLC Member and its Subsidiaries or their business;

(d) To the LLC Member’s Knowledge, there is no Environmental Condition at, under, or emanating from, the LLC Member Real Property;

(e) Neither the LLC Member nor its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials, or owned or operated the LLC Member Real Property in such manner as has given rise to any liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, of the LLC Member or its Subsidiaries pursuant to CERCLA or any other Environmental Laws, and to the LLC Member’s Knowledge, no Environmental Lien has attached to the LLC Member Real Property;

(f) Neither the LLC Member nor its Subsidiaries have entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the LLC Member or any of its Subsidiaries;

(g) Neither the LLC Member nor its Subsidiaries have, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person arising under Environmental Laws;

(h) To the LLC Member’s Knowledge, the LLC Member Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites; and

(i) The LLC Member has made available to Carrols all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the LLC Member Real Property that concern any material Environmental Condition on, under or in the LLC Member Real Property, in each case, that are in the possession of the LLC Member or its Subsidiaries, which Environmental Condition is not otherwise disclosed in another environmental investigation report made available to Carrols.

Section 3.20 Licenses and Permits. The LLC Member and each of its Subsidiaries hold all material Permits that are necessary for the LLC Member and its Subsidiaries to own, lease and operate their respective properties or to conduct their businesses as presently conducted. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing. The LLC Member and each of its Subsidiaries are in compliance with the terms of all applicable Permits in all material respects. Neither the LLC Member nor its Subsidiaries have received written notice that any such Permit has been, will be or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against the LLC Member or any of its Subsidiaries with respect to the revocation, cancellation, suspension or materially adverse modification of any such Permit.

Section 3.21 Brokers and Other Fees.

(a) Except as set forth on Section 3.21(a) of the CFP Disclosure Schedule, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of the LLC Member or its partners who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process. All fees, commissions or like payments to any Person listed on Section 3.21(a) of the CFP Disclosure Schedule shall be paid at Closing and, following the Closing, none of the CFP Surviving Entity, Carrols Surviving Entity or NewCRG or any of their respective Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.21(a) of the CFP Disclosure Schedule.

(b) Except as set forth in Section 3.21(b) of the CFP Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process, in each case, for which the LLC or any of its Subsidiaries is or may become liable.

Section 3.22 Assets. The LLC Member and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all the material tangible properties and assets used by the LLC Member and its Subsidiaries in the operation and conduct of their respective businesses, located on the LLC Member Real Property or shown on the Latest Balance Sheet (except for properties and assets sold or disposed of in the ordinary course of business since the date of the Latest Balance Sheet) or acquired thereafter (the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens. The Tangible Assets are in good operating condition (normal wear and tear excepted), and are fit in all material respects for use for their intended purpose in the ordinary course of business and are otherwise in material conformity with the requirements and standards set forth in the applicable Franchise Agreements. The Tangible Assets are all the material tangible properties and assets necessary to conduct the business of the LLC Member and its Subsidiaries as currently conducted and, following the Closing, will constitute all of the Tangible Assets necessary to conduct the business of the LLC and its Subsidiaries in substantially the same manner as conducted by the LLC, the LLC Member and its Subsidiaries immediately prior to the Closing.

Section 3.23 Certain Business Practices; OFAC.

(a) Neither the LLC Member nor any of its Subsidiaries nor (to the LLC Member’s Knowledge) any director, officer, agent or employee of the LLC Member or any of its Subsidiaries at the direction of or on behalf of the LLC Member or any of its Subsidiaries has directly or indirectly (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the LLC Member or any of its Subsidiaries, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters or (d) otherwise participated in illegal activities in each case, that has had or could reasonably be expected to be material to the LLC Member or its Subsidiaries, individually or in the aggregate.

(b) The LLC Member and its Affiliates, (i) are currently and, during the past five (5) years, have been in full compliance with all Patriot Act Related Laws (defined below), and (ii) are not and have never been a person or other entity: (A) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Law; (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control, at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of that list; or (F) who is an affiliate of a person or entity listed above.

Section 3.24 Insurance. Section 3.24 of the CFP Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the LLC Member or its Affiliates and relating to business of the LLC Member and its Subsidiaries, (collectively, the “Insurance Policies”), all of which are in full force and effect. Each of the LLC Member and its Subsidiaries is in material compliance with all Insurance Policies. There are no claims pending under any such Insurance Policies as to which coverage has been denied, or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms and (y) have not been subject to any lapse in coverage. None of the LLC Member, its Subsidiaries or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the businesses of the LLC Member and its Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the LLC Member or any of its Subsidiaries is a party or by which it is bound. Except as disclosed in Section 3.24 of the CFP Disclosure Schedule, all of the Insurance Policies will be continued in full force and effect up to and including the Closing Date. Except as disclosed in Section 3.24 of the CFP Disclosure Schedule, since January 1, 2018, no insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any Insurance Policy of the LLC Member, and except as disclosed in Section 3.24, no insurer has provided any notice of cancellation or any other indication. To the LLC Member’s Knowledge, no insurer plans to cancel any Insurance Policy of the LLC Member or materially raise the premiums or materially alter the coverage under any Insurance Policy of the LLC Member in a manner adverse to the LLC Member.

Section 3.25 Affiliate Transactions. Except as set forth on Section 3.25 of the CFP Disclosure Schedule, no Related Party (a) is a party to any Contract (other than contracts for employment of such Related Party) with the LLC Member or any of its Subsidiaries, (b) to the Knowledge of the LLC Member, has any direct or indirect financial interest in, or is an officer or director of, any franchisor or any significant competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the LLC Member or any of its Subsidiaries (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (c) to the Knowledge of the LLC Member, has any material interest in any property, asset or right used by the LLC Member or any of its Subsidiaries or necessary for their respective businesses (other than an indirect and passive interest), (d) has outstanding any Indebtedness in excess of $50,000 owed to the LLC Member or any of its Subsidiaries or (e) has received funds in excess of $50,000 directly from the LLC Member or any of its Subsidiaries since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any liability of the LLC Member or any of its Subsidiaries in excess of $50,000, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business.

Section 3.26 Exclusivity. There are no agreements with any party other than Carrols, direct or indirect, for the sale or disposition of any or all of the Restaurants or Convenience Stores or any material assets of the LLC or its Subsidiaries, other than the rights of first refusal held by BKC or Popeyes or their respective Affiliates under the applicable Franchise Agreements.

Section 3.27 Information Security and Data Privacy Laws.

(a) Compliance with Information Security and Data Privacy Laws. The LLC Member and its Subsidiaries are, and have been for the past five (5) years in compliance, in all material respects, with the following Laws, to the extent applicable to the LLC Member and its Subsidiaries and solely to the extent related to the collection, use, disclosure, and protection of personal data: (i) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (iii) the Privacy Act of 1974, as amended; (iv) the Right to Financial Privacy Act of 1978, as amended; (v) the Privacy Protection Act of 1980, as amended; (vi) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (vii) the Video Privacy Protection Act (VPPA) of 1988, as amended; (viii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (ix) the Telecommunications Act of 1996, as amended; (x) HIPAA; (xi) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (xii) the Financial Modernization Act (Graham-Leach-Bliley Act (GLBA)) of 2000, as amended; (xiii) state Laws governing the use of electronic communications, e.g., email, text messaging, telephone, paging and faxing; (xiv) state Laws governing the use of information collected online, state Laws requiring privacy disclosures to consumers, state data breach notification Laws, state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any state Laws regarding the safeguarding of data, including encryption; and (xv) to the extent binding on the LLC Member or its Subsidiaries under applicable Law, any relevant Federal or state guidelines or recommended best practices for information security and data privacy, including, but not limited to, the National Institute of Standards and Technology (NIST) Framework for Improving Critical Infrastructure Cybersecurity (Cybersecurity Framework) and Federal Trade Commission (FTC) privacy guidelines (collectively, “Information Security and Data Privacy Laws”).

(b) Information Security and Data Privacy Complaints and Investigations. There are no pending or, to the LLC Member’s Knowledge, threatened Proceedings against the LLC Member or any of its Subsidiaries that allege either (i) a material security breach of any information security, including, but not limited to, a network intrusion, incident involving Personal Information, or data breach of the LLC Member and its Subsidiaries’ computer or other electronic systems; or (ii) a violation of any person’s privacy, personal or confidential rights under the LLC Member or its Subsidiaries’ information security or data privacy practices or any Information Security and Data Privacy Laws.

(c) Security Breaches and Unauthorized Access. To the LLC Member’s Knowledge, during the past five (5) years, there has been no breach of the LLC Members’ and its Subsidiaries’ computer or other electronic systems, including any unauthorized access to, acquisition of, disclosure of, or loss of data possessed or controlled by the LLC Member or its Subsidiaries, including through any of its third-party vendors; and no such third party vendors provided written notice of any such unauthorized access, acquisition, disclosure or loss specifically to the LLC Member, and neither the LLC Member nor any of its Subsidiaries has received within the past five (5) years any written notices or complaints from any Person with respect thereto.

(d) Effect of the Transaction on Personal Information. Neither (i) the execution, delivery, or performance of this Agreement and the other Transaction Agreements by the CFP Entities or (ii) the consummation of any of the transactions contemplated hereby or thereby, will result in any material breach or violation of any internal privacy policy of the LLC Member or its Subsidiaries or any Information Security and Data Privacy Laws pertaining to the collection, use, disclosure, or protection of Personal Information. Upon the Closing, the CFP Surviving Entity will continue to have the right to use such Personal Information on substantially similar terms and conditions as the LLC Member and its Subsidiaries’ enjoyed immediately prior to the Closing.

Section 3.28 Investment Representations. The LLC Member:

(a) agrees that it shall acquire any shares of NewCRG Stock issued to it pursuant to this Agreement (the “Securities”) for investment and for the LLC Member’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such NewCRG Stock or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(b) understands (i) that the Securities have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of the LLC Member as expressed herein, (ii) that the Securities must be held indefinitely and not sold until such Securities are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (iii) that, except as provided in the Registration Rights and Stockholders’ Agreement, NewCRG is under no obligation to so register the Securities and (iv) that the certificates evidencing any Securities not so registered will be imprinted with a legend in the form set forth in the Registration Rights Agreement and Stockholders’ Agreement;

(c) has had the opportunity to read and review the Carrols SEC Reports;

(d) has had an opportunity to ask questions of and has received satisfactory answers from the officers of Carrols or NewCRG or Persons acting on behalf of Carrols or NewCRG concerning NewCRG and Carrols and the terms and conditions of an investment in the Securities;

(e) is aware of Carrols’s and NewCRG’s business affairs and financial condition and has acquired sufficient information about NewCRG to reach an informed and knowledgeable decision to acquire the Securities to be issued to the LLC Member;

(f) understands that an investment in the Securities involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of NewCRG or Carrols or the future market value of the Securities;

(g) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding the Securities, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Securities acquired by the LLC Member; and

(h) is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

Section 3.29 No Additional Representations.

(a) Except for the representations and warranties made by the LLC Member and the LLC in this ARTICLE III and CFP in ARTICLE IV, and any certificate delivered by or on behalf of any CFP Entity hereunder, neither the CFP Entities nor any other Person makes, and each other Party hereby agrees that it is not relying upon and has not relied upon, any express or implied representation or warranty (including as to the accuracy or completeness of any such representation or warranty) with respect to the CFP Entities or their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the CFP Entities hereby disclaim any such other representations or warranties. Notwithstanding the foregoing, the provisions of this Section 3.29(a) shall not prevent or limit in any way any liability or cause of action on the account of Fraud committed by any CFP Entity.

(b) The LLC Member and the LLC acknowledge and agree that, (i) except for the representations and warranties expressly made by Carrols in ARTICLE V and in any certificate delivered by or on behalf of Carrols hereunder, neither Carrols nor any other Person makes any express or implied representation or warranty, at law or in equity, with respect to any matter, including with respect to Carrols, its Subsidiaries or its respective businesses, assets, liabilities, operations, conditions or prospects and including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed and (ii) no Person has been authorized by Carrols to make any representation or warranty on its behalf and any such purported representation or warranty cannot be relied upon in any manner.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CFP

Except as set forth in applicable section or sections of the CFP Disclosure Schedule noted below, CFP represents and warrants to Carrols, as of the date hereof and as of the Closing Date, as follows:

Section 4.01 Ownership of/Title to Securities. CFP holds of record and owns beneficially, and holds good and marketable title to, and has rightful possession of, all of the membership interests of the LLC Member, free and clear of any Liens other than restrictions on transfer arising under applicable federal and state securities Laws. Neither CFP nor the LLC Member is a party to any option, warrant, purchase right, or other contract or commitment that would require the LLC Member to sell, transfer or otherwise dispose of the LLC Membership Interest (other than this Agreement). Neither CFP nor the LLC Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the LLC Membership Interest.

Section 4.02 Authority; Execution and Delivery, Enforceability. CFP is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. CFP has all requisite limited liability company power and authority to enable it to own, lease and operate its properties, to carry on its business in all material respects as conducted on the date hereof, to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CFP of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party and the consummation by CFP of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of CFP. CFP has duly executed and delivered this Agreement and, prior to or as of the Closing, will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the CFP Entities) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which CFP is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

Section 4.03 No Conflicts; Consents. Except (x) as set forth on Section 4.03 of the CFP Disclosure Schedule, (y) as may result or be required solely by reason of Carrols’, NewCRG’s or the Merger Subs’ participation in the transactions contemplated hereby or in the other Transaction Agreements or (z) solely with respect to the succeeding clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery by CFP of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by CFP of the transactions contemplated hereby, will not (i) contravene, conflict with or result in any violation or breach of any provision of CFP’s organizational documents, (ii) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which CFP or any of its assets or properties is bound or (iii) result in the creation of a Lien (other than a Permitted Lien) on any property or asset of CFP or any of its Subsidiaries.

Section 4.04 Brokers and Other Fees. Except as set forth on Section 3.21(b) of the CFP Disclosure Schedule, neither CFP nor any of its Affiliates has retained any broker, finder, investment banker or other intermediary or any counsel, consultant, accountant or advisor in connection with the transactions contemplated hereby that would be entitled to make a claim following the Closing against the CFP Surviving Entity, the Carrols Surviving Entity, NewCRG or any of their respective Affiliates for payment of any commission, fee, expense or other compensation.

Section 4.05 Carrols Common Stock. Except as set forth on Section 4.05 of the CFP Disclosure Schedule, neither CFP nor any of its Affiliates nor, to the Knowledge of the LLC Member, any Related Party beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any Carrols Common Stock.

Section 4.06 No Additional Representations.

(a) Except for the representations and warranties made (i) by CFP in this ARTICLE IV and by the LLC Member and the LLC in ARTICLE III and (ii) in any certificate delivered by or on behalf of any CFP Entity hereunder, neither the CFP Entities nor any other Person makes, and each other Party hereby agrees that it is not relying on and has not relied upon, any express or implied representation or warranty (including as to the accuracy or completeness of any such representation or warranty) with respect to the CFP Entities or CFP or its Subsidiaries’ business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CFP hereby disclaims any such other representations or warranties. Notwithstanding the foregoing, the provisions of this Section 4.06(a) shall not prevent or limit in any way any liability or cause of action on the account of Fraud committed by any CFP Entity.

(b) CFP acknowledges and agrees that, (i) except for the representations and warranties expressly made (A) by Carrols in ARTICLE V and (B) in any certificate delivered by or on behalf of Carrols hereunder, neither Carrols nor any other Person makes any express or implied representation or warranty, at law or in equity, with respect to any matter, including with respect to Carrols, its Subsidiaries or its respective businesses, assets, liabilities, operations, conditions or prospects and including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed and (ii) no Person has been authorized by Carrols to make any representation or warranty on its behalf and any such purported representation or warranty cannot be relied upon in any manner.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CARROLS

Except as set forth in (i) the Carrols SEC Reports, other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward Looking Statements,” or (ii) the disclosure schedule delivered by Carrols to the LLC prior to the execution of this Agreement (the “Carrols Disclosure Schedule”), Carrols represents and warrants to the LLC Member as of the date hereof and as of the Closing Date as follows:

Section 5.01 Organization. Each of Carrols, NewCRG and each Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Each of Carrols, NewCRG and each Merger Sub is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration has not had and would not reasonably be expected to have, individually or in the aggregate, a Carrols Material Adverse Effect.

Section 5.02 NewCRG and Merger Subs.

(a) Since their respective dates of incorporation or formation, as applicable, none of NewCRG or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) At the Effective Time and upon the filing of the NewCRG Series C Certificate of Designation with the Delaware Secretary of State, (i) the authorized capital stock of NewCRG will consist of 100,000,000 shares of NewCRG Common Stock, 20,000,000 shares of NewCRG Preferred Stock, 100 shares of NewCRG Series B Preferred Stock and 10,000 shares of NewCRG Series C Preferred Stock, (ii) the numbers of shares of NewCRG Common Stock (A) issued and outstanding, (B) reserved for issuance in respect of outstanding restricted stock units or other awards or pursuant to plans of NewCRG under which any outstanding award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, NewCRG Common Stock has been conferred on any Person and (C) held by NewCRG in its treasury will be identical to the numbers of shares of Carrols Common Stock issued and outstanding, reserved for issuance and held in treasury, respectively, as set forth in clause (i) of the second sentence of Section 5.04(a), (iii) the number of shares of NewCRG Series B Preferred Stock issued and outstanding will be identical to the number of shares of Carrols Series B Preferred Stock issued and outstanding as set forth in clause (ii) of the second sentence of Section 5.04(a) and (iv) except as set forth in the foregoing clauses (ii) and (iii) and issuances after the date hereof solely in respect of, or pursuant to, the restricted stock units, awards or plan described in item (B) of the foregoing clause (ii), no other shares of capital stock of NewCRG will be issued and outstanding. All of the outstanding shares of NewCRG Common Stock and NewCRG Series B Preferred Stock are, and when shares of NewCRG Common Stock and NewCRG Series C Preferred Stock are issued in connection with the LLC Merger such shares will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of the applicable NewCRG Stock, and the issuance thereof is not subject to any preemptive or other similar right. From its incorporation until immediately prior to the Initial Effective Time, all of the issued capital stock of NewCRG has been owned and held solely by Carrols. The authorized capital stock of Carrols Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 1,000 of which have been validly issued, are fully paid and nonassessable and are owned directly by NewCRG free and clear of any Lien other than limitations of restrictions on transfer arising under applicable securities Laws. NewCRG owns all of the membership interests in Carrols CFP Merger Sub free and clear of any Lien other than limitations of restrictions on transfer arising under applicable securities Laws. Assuming the accuracy of the representations made by the CFP Entities in ARTICLE III and CFP in ARTICLE IV, the offer and issuance by NewCRG of the NewCRG Stock to be issued as part of LLC Merger Consideration will be exempt from registration under the Securities Act.

Section 5.03 Subsidiaries. NewCRG (prior to the Initial Effective Time), Carrols Merger Sub (prior to the Initial Effective Time), Carrols CFP Merger Sub and the entities set forth in Exhibit 21.1 to Carrols’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 constitute all of the Subsidiaries of Carrols (each, a “Carrols Subsidiary”). All of the shares of capital stock of each Carrols Subsidiary that is a corporation are fully paid and non-assessable and are owned by Carrols or a Subsidiary of Carrols, and all of the equity interests in each Carrols Subsidiary that is not a corporation are owned by Carrols or a Subsidiary of Carrols. Each Carrols Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Carrols Subsidiary is duly qualified or registered as a foreign corporation or limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration has not had and would not reasonably be expected, individually or in the aggregate, to have a Carrols Material Adverse Effect.

Section 5.04 Capital Structure.

(a) The authorized capital stock of Carrols consists of 100,000,000 shares of Carrols Common Stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share. As of February 15, 2019, (i) (A) 37,003,873 shares of Carrols Common Stock were issued and outstanding, (B) 9,502 shares of Carrols Common Stock were reserved for issuance in respect of outstanding restricted stock units that have been conferred on any Person, (C) 2,819,405 shares of Carrols Common Stock were available for issuance pursuant to plans of Carrols under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, Carrols Common Stock has been conferred on any Person, and (D) 141,000 shares of Carrols Common Stock are held by Carrols in its treasury, (ii) 100 shares of Carrols Series B Preferred Stock were issued and outstanding and (iii) other than as set forth in the foregoing clauses (i) and (ii) and issuances after the date hereof solely in respect of, or pursuant to, the restricted stock units, awards or plans described in item (B) of the foregoing clause (i), no other shares of capital stock of Carrols are issued or outstanding. All outstanding shares of Carrols Stock have been, and the LLC Merger Consideration and all reserved shares that may be issued will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, non-assessable and free of preemptive rights and were (or, in the case of shares that have not yet been issued, will be) issued in compliance with applicable securities Laws.

(b) Except for this Agreement and the Carrols Series B Preferred Stock issued and outstanding as of the date hereof and agreements entered into and securities and other instruments issued after the date hereof in compliance with Section 6.02 or pursuant to any Carrols Benefit Plans, (i) there are no options, warrants, convertible securities, stock appreciation rights, phantom stock or other securities, rights, agreements, arrangements or commitments of any character obligating Carrols to issue, sell or transfer any shares of capital stock or any other equity interest or voting security of or in Carrols or any of its Subsidiaries or, to the Knowledge of Carrols, relating to the capital stock or any other equity interest or voting security of or in Carrols or any of its Subsidiaries and (ii) there are no outstanding contractual obligations or other arrangements or commitments of Carrols to issue, grant, extend or enter into, or make any payments based on the price or value of, or pay any dividends in respect of, any such options, warrants, convertible securities, stock appreciation rights, phantom stock or other securities, rights, agreements, arrangements or commitments referred to in the foregoing clause (i) or to repurchase, redeem or otherwise acquire any capital stock of Carrols or its Subsidiaries or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person (which is not a Subsidiary of Carrols).

Section 5.05 Authority; Execution and Delivery; Enforceability. Each of Carrols, NewCRG and each Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Carrols, NewCRG and each Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by Carrols, NewCRG and each Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Carrols, NewCRG and each Merger Sub. Each of Carrols, NewCRG and each Merger Sub has duly executed and delivered this Agreement and, prior to or as of the Closing, will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the parties other than Carrols, NewCRG and each Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which Carrols, NewCRG and each Merger Sub is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of Carrols, NewCRG and each Merger Sub, as applicable, enforceable against each of Carrols, NewCRG and each Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at Law or in equity.

Section 5.06 No Conflicts; Consents. The execution and delivery by Carrols, NewCRG and each Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Carrols, NewCRG and each Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of Carrols, NewCRG or either Merger Sub, (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of Carrols, NewCRG or any Merger Sub or any of their respective assets or properties is bound, which contravention, conflict, violation or breach would reasonably be expected to have, individually or in the aggregate, a Carrols Material Adverse Effect, (c) require any Permit, consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date, except as set forth on Section 5.06 of the Carrols Disclosure Schedule, or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of Carrols, NewCRG or either Merger Sub under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, Permit, agreement, lease, franchise agreement or any other instrument or obligation to which Carrols, NewCRG or either Merger Sub is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those Permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not reasonably be expected to have, individually or in the aggregate, a Carrols Material Adverse Effect and excluding from the foregoing clause (d) encumbrances arising under the Carrols Existing Debt or any successor thereto.

Section 5.07 Litigation. There is no Proceeding (or, to the Knowledge of Carrols, investigation) pending or, to the Knowledge of Carrols, threatened against Carrols or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a Carrols Material Adverse Effect, nor is there any judgment outstanding against Carrols that has had or could reasonably be expected to have a Carrols Material Adverse Effect.

Section 5.08 SEC Filings. Since January 1, 2017, Carrols has filed and furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC, including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Carrols and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Carrols and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or, if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Carrols SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Carrols has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Carrols SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of Carrols, none of the Carrols SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of Carrols’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 5.09 Absence of Certain Events; Advisors.

(a) Since September 30, 2018, there has not been any event, change or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Carrols Material Adverse Effect.

(b) Except as set forth on Section 5.09(b) of the Carrols Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Carrols or any Carrols Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

Section 5.10 Tax Qualification. Neither Carrols nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or would be reasonably likely to, prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.11 Financing.

(a) NewCRG and Carrols have delivered to the LLC Member and the LLC a true and complete copy, as of the date of this Agreement, of an executed commitment letter dated as of the date hereof from Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC (collectively, the “Lenders”) to Carrols (together with any executed Alternate Financing Commitment for Alternate Financing, in each case, to the extent permitted by Section 7.13(f), the “Financing Commitment”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Financing”), together with each fee letter (each, a “Fee Letter”) related thereto (with customary redactions for fee amounts, pricing, other economic terms, thresholds, caps, pricing caps and “market flex”). NewCRG or Carrols has paid any and all commitment fees or other fees that are required to be paid on or prior to the date of this Agreement pursuant to the terms of the Financing Commitment, and, as of the date of this Agreement, the Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Carrols and, to the Knowledge of NewCRG and Carrols, each of the other parties thereto, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at Law or in equity. As of the date of this Agreement, neither NewCRG nor Carrols is and, to the Knowledge of NewCRG and Carrols, no other party to the Financing Commitment is, in breach of, or default under, the Financing Commitment, which breach or default would result in any portion of the Financing being unavailable or delayed, and no event has occurred or circumstances exist as of the date of this Agreement which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. There are no side letters or other agreements, contracts or arrangements (except for each Fee Letter, none of the redacted provisions of which will impact the availability of the Financing) relating to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Commitment. NewCRG and Carrols have no Knowledge of any facts or circumstances that, assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02, are reasonably likely to result in (A) any of the conditions set forth in the Financing Commitment not being satisfied or (B) Financing in an amount sufficient together with available cash on hand to pay the Required Amount not being made available at or prior to the Effective Time.

(b) Assuming (i) the funding of the full amount of the Financing in accordance with and subject to the satisfaction of the conditions set forth in the Financing Commitment and (ii) the accuracy in all material respects of the representations and warranties of each of the CFP Entities set forth in ARTICLE III and ARTICLE IV, the proceeds of the Financing, together with cash on hand, will be sufficient to enable NewCRG and Carrols to (a) repay all outstanding amounts under the LLC Existing Debt and the Carrols Existing Debt, including all principal amounts plus accrued and unpaid interest thereon, premiums and fees and expenses relating thereto, and (b) pay any other amounts required to be paid in cash by NewCRG or Carrols pursuant to the terms and subject to the conditions of this Agreement and the other Transaction Agreements (the “Required Amount”).

Section 5.12 No Additional Representations.

(a) Carrols acknowledges and agrees that, (i) except for the representations and warranties expressly made by the LLC Member and the LLC in ARTICLE III, by CFP in ARTICLE IV and in any certificate delivered by or on behalf of any CFP Entity hereunder, none of the CFP Entities or any other Person makes any express or implied representation or warranty, at law or in equity, with respect to any matter, including with respect to the LLC Member, the LLC or any of their Subsidiaries or any of their respective businesses, assets, liabilities, operations, conditions or prospects and including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed, (ii) no Person has been authorized by any of the CFP Entities to make any representation or warranty on its behalf and any such purported representation or warranty cannot be relied upon in any manner, (iii) none of the CFP Entities or any other Person has made, in ARTICLE III, in ARTICLE IV, in any certificate delivered hereunder or otherwise, any express or implied representation or warranty, at law or in equity, as to the prospects or profitability of the business of the CFP Entities or any of their Subsidiaries to Carrols or any of its Subsidiaries or any of their respective Affiliates or representatives, or with respect to any forecasts, projections or business plans prepared by or on behalf of the CFP Entities and made available to Carrols or any of its Affiliates or any of their respective representatives in connection with Carrols’ review of the business of the CFP Entities and their Subsidiaries and the negotiation and execution of this Agreement and (iv) none of the CFP Entities or any other Person will have, or be subject to, any liability or other obligation to Carrols or any of its Affiliates or any of their respective representatives or to any other Person resulting from such Person’s use, or the use by any of its Affiliates or representatives, of any information, including information, documents, projections, forecasts or other materials made available to such Person in any virtual data room, confidential information memorandum, management presentation or offering materials, or in connection with any site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, the CFP Entities, or any of Carrols’ potential financing sources in connection with Carrols’ financing activities with respect to the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in ARTICLE III or in ARTICLE IV, in any certificate delivered by or on behalf of any CFP Entity hereunder, or as and to the extent required by this Agreement to be set forth in the CFP Disclosure Schedule. Notwithstanding anything to the contrary in this Section 5.12(a), the provisions of this Section 5.12(a) shall not prevent or limit in any way any liability or cause of action on the account of Fraud committed by any CFP Entity.

(b) Except for the representations and warranties made by Carrols in this ARTICLE V or in any certificate delivered by or on behalf of Carrols hereunder, neither Carrols nor any other Person makes, and each other Party hereby agrees that it is not relying on and has not relied upon, any express or implied representation or warranty (including as to the accuracy or completeness of any such representation or warranty) with respect to Carrols, its Subsidiaries, NewCRG or either Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Carrols hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Carrols nor any other Person makes or has made any representation or warranty to the LLC Member, the LLC or any of its respective Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Carrols, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Carrols in this ARTICLE V, any oral or written information presented to the LLC Member, the LLC or any of its respective Affiliates or representatives in the course of their due diligence investigation of Carrols, the negotiation of this Agreement, the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI
CERTAIN PRE-CLOSING COVENANTS

Section 6.01 Conduct of the Business of the LLC Member. Except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, as set forth on Section 6.01 of the CFP Disclosure Schedule or as required by applicable Law, unless Carrols otherwise agrees in writing, from the date of this Agreement to the Effective Time, the LLC Member and the LLC shall each conduct, and CFP and the LLC Member shall cause each of their respective Subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as currently conducted and use commercially reasonable efforts to (a) preserve intact its corporate existence and current business organization, (b) preserve the goodwill and present business relationships (contractual or otherwise) with customers, suppliers, distributors and others having business dealings with them, (c) keep available the services of its current officers, directors, managers, employees and consultants, (d) preserve in all material respects its present properties and its tangible and intangible assets, (e) comply in all material respects with all applicable Laws and Material Contracts, (f) pay all material Taxes as such Taxes become due and payable other than Taxes that are being contested in good faith or for which adequate reserve has been established and (g) maintain all material existing Permits applicable to its operations and businesses. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the CFP Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, neither the LLC Member nor the LLC shall (directly or indirectly), and CFP, the LLC Member and the LLC shall cause each of their respective Subsidiaries not to, do any of the following without the prior written consent of Carrols (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) authorize any amendments to the certificate of formation or operating agreement of each of the LLC Member or the LLC;

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of its equity interests or enter into any agreement with respect to the voting of their equity interests (including the LLC Membership Interest) or any equity interests of the LLC’s Subsidiaries (other than dividends paid by a direct or indirect wholly owned Subsidiary of the LLC to its parent), (B) split, combine or reclassify any of their equity interests, (C) issue, sell, pledge, dispose of, encumber or transfer any other securities in respect of, in lieu of or in substitution for, any of their equity interests or authorize any of the foregoing or (D) purchase, redeem or otherwise acquire or issue or sell any of their equity interests or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(iii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including in connection with the acquisition and development of real property, having a value in excess of $25,000, except for purchases of inventory in the ordinary course of business consistent with past practice;

(iv) except in the ordinary course of business consistent with past practice, as required by the terms of any LLC Member Benefit Plan, as required by applicable Law, or as set forth on Section 6.01(iv) of the CFP Disclosure Schedule: (A) grant to any LLC Member Employee any increase in compensation, (B) grant to any LLC Member Employee any increase in severance or termination pay, (C) enter into, modify or amend any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any LLC Member Employee, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any LLC Member Benefit Plan or (E) take any action to accelerate any rights or benefits under any collective bargaining agreement or LLC Member Benefit Plan;

(v) amend any material Tax Return or make any material Tax elections, except as required by applicable Law, or make any material change in accounting methods, principles or practices, except insofar as may be required by applicable Law or due to a change in GAAP;

(vi) (A) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of its material properties or other material assets or any interests therein, except for (x) sales of inventory and used equipment in the ordinary course of business consistent with past practice and (y) licenses of Intellectual Property in the ordinary course of business, or (B) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice, or enter in any sublease or assignment thereof;

(vii) (A) incur, assume or guarantee any debt or obligation of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business of CFP, the LLC Member, the LLC and the LLC’s Subsidiaries and consistent with past practice;

(viii) enter into, modify, amend, accelerate or terminate any Material Contract, other than in the ordinary course of business consistent with past practice;

(ix) (A) pay, discharge or satisfy any material debt, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the CFP 2018 Interim Financial Statements or incurred in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the LLC Member, the LLC or any of the LLC’s Subsidiaries;

(x) allow any material Permit that was issued to the LLC Member, the LLC or any of the LLC’s Subsidiaries and that otherwise relates to their business as conducted to lapse or terminate;

(xi) layoff or terminate employees in a manner that would result in a material liability under the WARN Act or similar state or local applicable Laws;

(xii) fail to keep in force the Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the LLC Member, the LLC and the LLC’s Subsidiaries as are substantially similar to those currently in effect;

(xiii) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(xiv) institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority that would result in liability to the LLC Member or any of its Subsidiaries in excess of $100,000 individually or in the aggregate, or impose material restrictions on the LLC Member or any of its Subsidiaries following the Closing;

(xv) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on the LLC Member or any of its Subsidiaries;

(xvi) grant, permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the existing Indebtedness of CFP, the LLC Member, the LLC or any Subsidiary of the LLC Member and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (xviii);

(xvii) make (or fail to make) capital expenditures other than in the ordinary course of business;

(xviii) incur any additional Indebtedness in excess of $50,000 in the aggregate, other than in the ordinary course of business;

(xix) (A) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (C) make any material changes to cash management policies; (D) materially delay or postpone the repair or maintenance of the properties of the LLC Member or its Subsidiaries past the date on which such repair or maintenance would have been performed consistent with past practice or as otherwise required by Contract; or (E) vary any inventory purchase practices in any material respect from past practices;

(xx) take or omit to take any action that, individually or in the aggregate, would be reasonably likely to impair or materially delay the ability of the CFP Entities to consummate the transactions contemplated hereby in accordance with the terms of this Agreement or the other Transaction Agreements, or would be reasonably likely to result in any condition set forth in Section 8.01 or Section 8.02 not being satisfied;

(xxi) enter into any contract, agreement, or internal or corporate action (including but not limited to, for example, a plan of liquidation or issuance of stock) that would, or would be reasonably likely to, prevent the Mergers from qualifying for the Intended Tax Treatment; or

(xxii) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.02 Conduct of the Business of Carrols. Except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the Carrols Disclosure Schedule, as required by applicable Law, or as would not otherwise reasonably be expected to, individually or in the aggregate, have a Carrols Material Adverse Effect, unless the LLC Member otherwise agrees in writing, from the date of this Agreement to the Effective Time, Carrols shall conduct its business in the usual, regular and ordinary course in substantially the same manner as currently conducted and use commercially reasonable efforts to preserve intact its corporate existence and current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the Carrols Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, Carrols shall not, and shall cause each of its Subsidiaries not to (directly or indirectly) do any of the following without the prior written consent of the LLC Member (which consent shall not be unreasonably withheld):

(a) except as expressly contemplated by this Agreement and the other Transaction Agreements, authorize any amendments to its organizational documents that would reasonably be expected to prevent or delay or impede the consummation of the Mergers;

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of its equity interests or enter into any agreement with respect to the voting of its equity interests or any equity interests of a Subsidiary (other than dividends paid by a direct or indirect wholly owned Subsidiary of Carrols to its parent); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire any such equity interests or other securities, unless appropriate corresponding adjustments are made to the LLC Merger Consideration to the reasonable satisfaction of the LLC Member;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of Carrols Stock, any other Carrols voting securities or any securities convertible into Carrols Stock, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units thereon, including pursuant to Contracts as in effect on the date hereof (other than grants, deferrals or issuances under any plans, arrangements or Contracts existing on the date hereof between Carrols or any of its Subsidiaries and any director, employee or service provider of Carrols or any of its Subsidiaries and issuances and sales of equity securities which would not require stockholder approval under NASDAQ rules);

(d) acquire or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate to Carrols or its Subsidiaries, as applicable, except purchases of inventory or capital expenditures in each case in the ordinary course of business consistent with past practice, other than acquisitions that would not constitute an acquisition of a “significant subsidiary” within the meaning of Regulation S-X;

(e) enter into any contract, agreement, or internal corporate action (including but not limited to, for example, a plan of liquidation or issuance of stock) that would, or would be reasonably likely to, prevent the Mergers from qualifying for the Intended Tax Treatment; or

(f) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.02 (other than Section 6.02(e)) to the contrary notwithstanding, nothing shall prevent Carrols or any of its Subsidiaries from taking any of the following actions, to the extent such actions would not reasonably be expected to prevent or materially delay or adversely affect the ability of Carrols, NewCRG or the Merger Subs to consummate the transactions contemplated hereby and by the other Transaction Agreements:

(i) granting any Lien, or taking any other action, as may be required under the Carrols Existing Debt;

(ii) undertaking any action permitted or required to be taken under any Carrols Benefit Plan, including the granting and issuance of any restricted stock or restricted stock units;

(iii) undertaking any action previously authorized under any equity incentive plan, including any 401(k) matching or similar benefit plan;

(iv) reorganizing or recapitalizing any Subsidiary other than NewCRG or the Merger Subs as deemed necessary or appropriate by Carrols;

(v) performance of any obligation under any Contract to which Carrols or any of its Subsidiaries is a party;

(vi) canceling or retiring any treasury shares held by Carrols or transferring any or all of such treasury shares to NewCRG; or

(vii) undertaking any acquisition or divestiture not involving individually in excess of $50 million.

Section 6.03 Procedures for Soliciting Consent. A Party (the “Requesting Party”) seeking the consent of another Party (the “Consenting Party”) pursuant to Section 6.01 or Section 6.02 shall notify the Consenting Party in writing of any proposed decision, matter or action requiring the prior written consent of the Consenting Party in accordance with Section 10.02. No later than twelve (12) days following receipt of such notice, the Consenting Party shall give notice to the Requesting Party in accordance with Section 10.02 of its election to consent or not consent to such decision, matter or action. In the event that, following compliance by the Requesting Party with the first sentence of this Section 6.03, the Consenting Party fails to notify the Requesting Party of its election with respect to such proposed decision, matter or action in accordance with the second sentence of this Section 6.03, the Consenting Party shall be deemed to have consented to such proposed decision, matter or action.

Section 6.04 No Control of the Other’s Business. Nothing contained in this Agreement or the other Transaction Agreements shall give Carrols, directly or indirectly, the right to control or direct the LLC Member’s, the LLC’s or the LLC’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement or the other Transaction Agreements shall give any CFP Entity, directly or indirectly, the right to control or direct Carrols’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Carrols and the LLC Member shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 Certain Notices. From and after the date of this Agreement until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.01, the LLC Member shall promptly notify Carrols, and Carrols shall promptly notify the LLC Member, of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of the other Party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of such Party (or, in the case of the LLC Member, of the LLC) to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, which failure would reasonably be expected to cause any condition to the obligations of the other Party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied and (iii) the occurrence of any development that has had or would reasonably be expected to have, in the case of the LLC Member, a Material Adverse Effect and, in the case of Carrols, a Carrols Material Adverse Effect, in each of case (i) through (iii), upon becoming aware of the same; provided, however, that the delivery of any notice pursuant to this Section 7.01 shall (A) not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice or (B) amend or supplement the CFP Disclosure Schedule or the Carrols Disclosure Schedule, as applicable.

Section 7.02 Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, (a) the LLC Member and the LLC shall give Carrols, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, reasonable access during normal business hours and upon reasonable advance notice to the offices, properties, books and records of such Party, (b) furnish Carrols, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives such financial and operating data and other information as such Persons may reasonably request and (c) shall instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Carrols in its investigation; provided, however, that the LLC Member and the LLC may restrict the foregoing access to the extent that such disclosure would (x) unreasonably disrupt the normal operations of such Party, (y) based on the advice of such Party’s counsel, reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (z) reasonably be expected to disclose or give access to any trade secret. Notwithstanding the foregoing, (i) Carrols and its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, shall not be permitted to conduct any surface or subsurface investigation, sampling or testing at the LLC Member Real Property except with the prior written consent of the LLC Member and (ii) the LLC Member and its counsel, financial advisors, auditors and other authorized representatives shall not be permitted to conduct any surface or subsurface investigation, sampling or testing at any real property owned or leased by Carrols or any of its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

Section 7.03 Efforts to Consummate.

(a) Except for approvals or requirements under the HSR Act (which are the subject of Section 7.03(b)), each of the Parties shall cooperate, and unless a different or higher standard is expressly required by this Agreement, use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers and the other transactions contemplated hereby and by the other Transaction Agreements, (ii) the satisfaction of the conditions to the Parties’ obligations to consummate such transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization or approval of, or any exemption by, any other Person, and (iv) the execution and delivery of any additional instruments necessary to consummate such transactions and to fully carry out the purposes of this Agreement and the other Transaction Agreements.

(b) Carrols, on the one hand, and the LLC Member and the LLC, on the other hand, will each make or cause to be made all filings and submissions required under the HSR Act as promptly as practicable, and, in any event, no later than ten (10) Business Days, after the date hereof, and thereafter respond, as promptly as practicable, to any inquiries or information requests received from any Governmental Authority and make, as promptly as practicable, any other required submissions with respect to the transactions contemplated hereby under the HSR Act and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. In the event that the NewCRG Stockholder Approval is obtained on a date that occurs after the first anniversary of the date on which all waiting periods (and extensions thereof) under the HSR Act relating to the transactions that are the subject of the NewCRG Stockholder Approval have expired or been terminated, NewCRG, on the one hand, and the LLC Member or its applicable Affiliate, on the other hand, will each make or cause to be made all filings and submissions required under the HSR Act as promptly as practicable, and, in any event, no later than eight (8) Business Days, after the date on which the NewCRG Stockholder Approval is obtained, and thereafter respond, as promptly as practicable, to any inquiries or information requests received from any Governmental Authority and make, as promptly as practicable, any other required submissions with respect to the transactions that are the subject of the NewCRG Stockholder approval under the HSR Act and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Neither Carrols, except with the prior written consent of the LLC Member and the LLC, nor the LLC Member or the LLC, except with the prior written consent of Carrols, will extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. Nothing in this Agreement shall require Carrols to, or permit the LLC Member, the LLC or any of its Subsidiaries to (i) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of its businesses, product lines, or assets or those of its Affiliates in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements; or (ii) propose or accept the impositions of conditions or require Carrols to (A) expend material amounts of money to a third party in exchange for any consent of any Governmental Authority; or (B) initiate or defend any litigation, claim or other Proceeding relating to the transactions contemplated by this Agreement and the other Transaction Agreements.

(c) Each of Carrols, on the one hand, and the LLC Member and LLC on the other hand, shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Mergers. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Mergers and (B) not participate in any meeting with any such Governmental Authority with respect to the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements without giving, in the case of the LLC Member or the LLC, Carrols, and in the case of Carrols, the LLC Member, prior notice of the meeting and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat. The LLC Member, the LLC, and Carrols will consult and cooperate with each other in connection with any information or proposals submitted in connection with any Proceeding under or relating to the HSR Act in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 7.04 Preparation of Registration Statement.

(a) As promptly as reasonably practicable following the date hereof, NewCRG and Carrols shall prepare and will file with the SEC a registration statement on Form S-4 (or other appropriate form) registering the shares of NewCRG Stock issuable in the Carrols Merger (the “Registration Statement”). NewCRG and Carrols shall provide the LLC Member and its counsel a reasonable opportunity to review and comment on the Registration Statement (and any amendments or supplements thereto) prior to the filing thereof with the SEC. NewCRG and Carrols shall respond to any comments of the SEC and NewCRG and Carrols shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after such filing. NewCRG and Carrols shall use their commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Carrols Merger and the transactions contemplated thereby. NewCRG and Carrols shall advise the LLC Members and its counsel promptly after they receive notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of the NewCRG Stock issuable in connection with the Carrols Merger for offering or sale in any jurisdiction. As promptly as practicable following the date hereof, each of NewCRG and Carrols shall make all other filings required to be made by it with respect to the Mergers and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state “blue sky” Laws and the rules and regulations thereunder.

(b) No later than March 15, 2019, and prior to the Registration Statement being filed with the SEC, the LLC Member and the LLC shall furnish Carrols with the audited carve-out combined balance sheet of the CFP Business as of December 31, 2018 and the related audited carve-out combined statements of income, net investment and cash flows of the CFP Business for the fiscal year ended December 31, 2018 (the “CFP 2018 Audited Financial Statements”) and, if necessary (prior to the Registration Statement being declared effective under the Securities Act by the SEC), the unaudited carve-out balance sheet of the CFP Business as of the last day of any interim fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days prior to the date on which the Registration Statement is declared effective under the Securities Act by the SEC (the “CFP 2019 Interim Balance Sheet Date”) and the related unaudited carve-out combined statements of income, net investment and cash flows of the CFP Business for the period beginning on January 1, 2019 and ended as of the CFP 2019 Interim Balance Sheet Date (such unaudited financial statements, the “CFP 2019 Interim Financial Statements”). The LLC Member and the LLC shall further furnish any other information as may be reasonably requested by NewCRG or Carrols in connection with the Registration Statement and any such filings, including providing any such information as may be required to be included in the Registration Statement or any such filings under applicable Law. The Registration Statement and such filings shall comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. NewCRG and Carrols shall, as promptly as practicable after receipt thereof, provide the LLC Member and its counsel with copies of any written comments and all other correspondence with the SEC or any other governmental officials, and advise the LLC Member and its counsel of any oral comments, with respect to the Registration Statement (or any amendment or supplement thereto) received from the SEC. Each of NewCRG, Carrols, the LLC Member and the LLC shall ensure that information supplied by it for inclusion or incorporation in such Registration Statement does not at the time the Registration Statement is filed with the SEC or at the time such Registration Statement is first published, sent or given to the Carrols stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to NewCRG, Carrols, the LLC Member or the LLC, or any of their respective Affiliates, officers, directors, members or managers, is discovered by NewCRG, Carrols, the LLC Member or the LLC that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by Law, NewCRG and Carrols shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law disseminated to the Carrols stockholders.

Section 7.05 Public Announcements.

(a) Carrols shall consult with the LLC Member before issuing any press release or other public statement with respect to the Mergers, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(b) Each CFP Entity shall obtain the approval of Carrols (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public statement with respect to the Mergers, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.06 Tax Matters.

(a) Each of Carrols, NewCRG, CFP, the LLC Member, the LLC, each of the Subsidiaries thereto and each of the Affiliates thereof shall report the exchanges of Carrols Common Stock and the LLC Membership Interest for NewCRG Stock pursuant to the Mergers as exchanges described in Section 351 of the Code for all U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes and shall use its reasonable best efforts to cause such Mergers to qualify as exchanges described in Section 351 of the Code and shall not take any action that would, or that would be reasonably likely to, cause the exchanges not to so qualify; provided that, subject to the obligations of the Parties described in Section 7.06(d), no action taken by a Party that is specifically contemplated by this Agreement shall be considered an action that would, or that would be reasonably likely to, cause the exchanges not to so qualify. Without limitation of the foregoing, NewCRG will not, and has no plans to, cause the LLC to be a subsidiary of Carrols or cause Carrols not to be recognized as an entity whose separate existence from NewCRG is regarded for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes.

(b) Carrols, CFP, the LLC Member, NewCRG, and each of their respective Affiliates thereto will cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of the LLC’s or its Subsidiaries’ or any of the CFP Entities’ or their direct or indirect owners’ Tax Returns and any audit, litigation or other Proceeding with respect to Taxes of the LLC or its Subsidiaries or any of the CFP Entities or their direct or indirect owners in respect thereof. Such cooperation shall include the retention and (upon the other’s request) the provision of records and information reasonably relevant to any such audit, litigation or other Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) For the avoidance of doubt, the Mergers described in this Agreement shall be consummated pursuant to a single plan of combination.

(d) If any Party discovers, after the date of this Agreement, any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, then (i) such Party shall, as soon as possible, notify the other Parties and (ii) the Parties shall cooperate in good faith and exercise their reasonable best efforts to effect the transactions contemplated hereby in a manner that would result in the Intended Tax Treatment or that would result in a Tax treatment no less favorable than the Intended Tax Treatment to the direct or indirect owners of the CFP Entities and Carrols.

Section 7.07 Benefit Plans and Employee Matters.

(a) No later than fifteen (15) Business Days prior to the Closing, the LLC Member shall provide Carrols with (i) an updated CFP Employee List current as of such date and (ii) a list of employees of the LLC Member as of such date. No later than ten (10) Business Days prior to the Closing, Carrols shall provide the LLC Member with a list of the LLC Member Employees it desires to employ after Closing (the “LLC Employees”), and the LLC Member shall take such steps as are required to transfer the employment of the LLC Employees to a Subsidiary of the LLC Member effective on or before the Closing Date. Each LLC Employee employed by a Subsidiary of the LLC Member as of the Closing Date and each LLC Member Employee employed by a Subsidiary of the LLC Member as of the Closing Date shall be a “Transferred Employee”.

(b) NewCRG shall, and shall cause its Affiliates to, as applicable, give Transferred Employees full credit under any employee benefit plan or program made available to the Transferred Employees by NewCRG or any of its Affiliates following the Closing Date (each, a “Buyer Benefit Plan”) for such Transferred Employees’ service with the LLC Member or any of its Subsidiaries for purposes of eligibility to participate and vesting to the same extent and for the same purpose that such service was recognized by the LLC Member or any of its Subsidiaries immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation with respect to the same period of service.

(c) NewCRG shall, and shall cause its Affiliates to, as applicable, take all such actions as are necessary, to the extent commercially reasonable, to: (i) credit any expenses incurred by the Transferred Employees and their eligible dependents under the LLC Member Benefit Plans that are group health plans in which the Transferred Employees participated immediately prior to the Closing during the portion of the applicable plan year prior to the Closing toward satisfying any deductibles, co-payments or out-of-pocket maximums under the Buyer Benefit Plans that are group health plans for the plan year in which the Closing occurs; and (ii) waive any waiting period, pre-existing condition limitation, actively-at-work requirement, or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents under any Buyer Benefit Plan.

(d) Nothing contained in this Section 7.07 shall be considered or deemed to establish, amend, or modify any benefit or compensation plan, program, policy, agreement, arrangement, or contract, or create or confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

(e) Nothing contained in this Agreement shall (i) impose an obligation on NewCRG or any of its Affiliates to continue employment or offer employment to any employee of the LLC Member, the CFP Surviving Entity or its Subsidiaries after the Closing Date, (ii) limit the right of NewCRG or any of its Affiliates to terminate the employment of, or to reassign or otherwise alter the status of, any employee of the CFP Surviving Entity or its Subsidiaries after the Closing Date, or to change in any manner the terms and conditions of the employment of any employee of the CFP Surviving Entity or its Subsidiaries after the Closing Date, (iii) require NewCRG or any of its Affiliates to continue any Buyer Benefit Plan or be construed to prevent, and no action by the LLC Member or the LLC prior to the Closing Date shall limit the ability of, NewCRG or any of its Affiliates to terminate, amend, or modify to any extent or in any respect any Buyer Benefit Plan that NewCRG or any of its Affiliates may establish or maintain, or (iv) be construed as amending any Buyer Benefit Plan.

Section 7.08 Required Stockholder Approval.

(a) NewCRG shall provide each stockholder entitled to vote at the annual meeting of the stockholders of NewCRG to be held in 2019, which shall be held no later than 120 days following the Closing Date (the “NewCRG Stockholder Meeting Deadline”), or at any special meeting of the stockholders of NewCRG held prior to such date (as applicable, the “NewCRG Stockholder Meeting”), a proxy statement meeting the requirements of Section 14 of the Exchange Act and the related rules and regulations promulgated thereunder and the applicable rules promulgated by NASDAQ (the “NewCRG Proxy Statement”) soliciting each such stockholder’s affirmative vote at the NewCRG Stockholder Meeting for the stockholder approval contemplated by section 6(b) of the NewCRG Series C Certificate of Designation (the “NewCRG Stockholder Approval”), and NewCRG shall use its commercially reasonable efforts to solicit its stockholders to obtain the NewCRG Stockholder Approval (which efforts shall include, without limitation, hiring a reputable proxy solicitor selected by NewCRG in its sole discretion) and causing the board of directors of NewCRG to recommend to the stockholders that they provide the NewCRG Stockholder Approval, unless the board of directors of NewCRG determines in good faith, after consultation with outside legal counsel, that making such recommendation would reasonably be expected to cause the board of directors to be in breach of its fiduciary duties under applicable Law. If the NewCRG Stockholder Approval is not obtained at the NewCRG Stockholder Meeting, then NewCRG will repeat the actions and continue to use the efforts contemplated by the immediately preceding sentence (subject to the qualification contained therein) with respect to each of the following meetings of the stockholders of NewCRG until such NewCRG Stockholder Approval is obtained or such approval is no longer required.

(b) NewCRG shall provide the LLC Member’s legal counsel with a reasonable opportunity to review and comment on the contents of the NewCRG Proxy Statement relating to the matter scheduled for stockholder approval referenced in Section 7.08(a) and any comments received from the SEC with respect to such matter. NewCRG shall keep the LLC Member and its counsel reasonably apprised of the status of matters relating to the NewCRG Proxy Statement and the NewCRG Stockholder Meeting, in each case to the extent relating to such matter, including promptly furnishing the LLC Member and its counsel, to the extent permitted by applicable Law, with copies of notices or other communications related to the NewCRG Proxy Statement, the NewCRG Stockholder Meeting or the transactions contemplated hereby or by any other Transaction Agreement received by NewCRG from the SEC or NASDAQ.

Section 7.09 Carrols Board Composition. Effective immediately before the Initial Effective Time, (i) the Carrols Board of Directors shall increase its size by two directorships and shall appoint two (2) persons nominated by the LLC Member to the Carrols Board of Directors, which initial nominees shall be Matthew Perelman and Alexander Sloane, and (ii) the Carrols Board of Directors shall cause such nominees to be elected and appointed as directors of NewCRG. The failure of the Carrols Board of Directors to effect the foregoing provisions of this Section 7.09 shall be deemed a breach of this Agreement by Carrols.

Section 7.10 NewCRG Stock Listing. NewCRG and Carrols shall use their respective best efforts to cause each of (a) the Issued Shares of NewCRG Common Stock and (b) the shares of NewCRG Common Stock that may be issuable upon the conversion of the Issued Shares of NewCRG Series C Preferred Stock to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as reasonably practicable following the date hereof.

Section 7.11 Registration Rights and Stockholders’ Agreement. At the Closing, NewCRG and the LLC Member shall enter into a Registration Rights and Stockholders’ Agreement, to be effective as of Closing, substantially in the form of Exhibit E hereto (the “Registration Rights and Stockholders’ Agreement”).

Section 7.12 No Solicitation; Other Offers.

(a) The CFP Entities shall not, and shall cause the LLC Member’s Subsidiaries and direct the officers, directors, managers, members, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates not to, directly or indirectly, (i) pursue, solicit, initiate, knowingly facilitate or encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could reasonably be expected to lead to, a sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the membership interests or any substantial portion of the assets of the LLC Member or any of its Subsidiaries with any other Person other than Carrols or its Affiliates (an “Acquisition Proposal”), (ii) provide any confidential information to any Person other than Carrols or its Affiliates, other than information which is traditionally provided in the regular course of CFP, the LLC Member and their Subsidiaries’ business operations to third parties where CFP, the LLC Member and each of their Subsidiaries and their officers, directors and Affiliates have no reason to believe that such information will be utilized to evaluate any Acquisition Proposal, or (iii) enter into a Contract with respect to an Acquisition Proposal with any third party that has submitted, or is seeking to submit, an Acquisition Proposal. For purposes of the preceding sentence, an “Acquisition Proposal” includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The LLC Member and the LLC shall, and shall cause the LLC’s Subsidiaries and direct the officers, directors, members, managers, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates to, (A) immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) promptly notify Carrols if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made, and the details of such contact (including the identity of the third party or third parties and copies of any proposals and the specific terms and conditions discussed or proposed); and (C) keep Carrols fully informed with respect to the status of the foregoing. Carrols shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to Carrols and that money damages may not provide an adequate remedy to Carrols, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to NewCRG under law or in equity.

(b) Carrols shall not, and shall cause its Subsidiaries and direct its and their respective officers, directors, managers, members, employees, representatives, agents and investment bankers not to, directly or indirectly, pursue, solicit, initiate, knowingly facilitate or encourage, or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which would reasonably be expected to lead to, an acquisition, sale, disposition or other transaction, other than any transaction set forth in Section 6.02 of the Carrols Disclosure Schedule, with any Person other than the LLC Member or its Affiliates that would reasonably be expected to have a Carrols Material Adverse Effect (a “Conflicting Transaction”) or enter into a Contract with any other Person in respect of a Conflicting Transaction, and shall, and shall cause its Subsidiaries and direct its and their respective officers, directors, managers, members, employees, representatives, agents and investment bankers to, immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, a Conflicting Transaction. For purposes of the preceding sentence, a Conflicting Transaction includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby or by the other Transaction Agreements. The CFP Entities shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to the CFP Entities and that money damages may not provide an adequate remedy to the CFP Entities, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available under law or in equity. For the avoidance of doubt, this Section 7.12(b) does not, and is not intended to, restrain or prohibit Carrols from pursuing, soliciting, initiating, knowingly facilitating or encouraging or otherwise entering into any discussions, negotiations, agreements or other arrangements regarding the exercise of any existing right of first refusal with respect to franchise restaurant transfers or any other acquisitions of restaurants by Carrols in the ordinary course of business consistent with past practice, to the extent the same would not reasonably be expected to have a Carrols Material Adverse Effect.

Section 7.13 Financing.

(a) From the date hereof until the Closing, each of the CFP Entities shall, and shall cause each of its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, provide, or cause to be provided, to NewCRG and Carrols and their actual or prospective Financing Sources reasonable access to such information concerning the CFP Entities, their Subsidiaries and their respective businesses as may be reasonably requested by NewCRG, Carrols or such Financing Source(s) in order to secure the Financing (provided that, pursuant to the terms of the Confidentiality Agreement, Carrols shall be responsible for unauthorized use by such Financing Source(s) of any “confidential material” (as defined in the Confidentiality Agreement) relating to any CFP Entity). In connection with the transactions contemplated by this Agreement, NewCRG or Carrols may assign or pledge all or any portion of its rights or obligations under this Agreement to such Financing Source(s) in connection with the Financing; provided that such assignment or pledge shall not relinquish NewCRG or Carrols from their obligations hereunder. From the date hereof until the Closing, each of the CFP Entities shall, and shall cause each of its Subsidiaries to, use their commercially reasonable efforts to provide, and to use commercially reasonable efforts to cause its and their respective Representatives to provide, such cooperation as is customary for financings of a type similar to the Financing and/or as may be reasonably requested by NewCRG, Carrols or any of their Financing Sources in connection with the procurement of the Financing, including, without limitation:

(i) designating appropriate members of senior management of the CFP Entities and their respective Subsidiaries to participate, at reasonable times to be mutually agreed, in a reasonable number of meetings, presentations, sessions with rating agencies and other meetings, including lender presentations and a customary bank meeting with the Financing Sources acting as lead arrangers or agents for, and material prospective Financing Sources for, the Financing;

(ii) participation by appropriate members of the senior management team of the CFP Entities and their respective Subsidiaries in the marketing activities undertaken in connection with the marketing of the Financing;

(iii) assisting NewCRG, Carrols and the Financing Sources with the timely preparation of (A) bank information memoranda, (B) rating agency presentations and (C) other customary marketing and syndication documents and materials, in each case, to the extent necessary to consummate the Financing necessary to fund the Required Amount (such documents and materials, collectively, the “Financing Documents”);

(iv) preparing and furnishing to NewCRG, Carrols and their Financing Sources as promptly as practicable the Required Information;

(v) participation by senior management of the CFP Entities and their respective Subsidiaries in the negotiation of, and assisting NewCRG and Carrols and their respective Representatives in connection with the preparation of, definitive financing documents, including any pledge and security documents, guarantee and collateral documents and other certificates and documents as may be reasonably requested by NewCRG and/or Carrols and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing; it being understood that such documents will not take effect until the Effective Time;

(vi) delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge with respect to the Indebtedness required by this Agreement to be terminated, in each case, reasonably satisfactory to NewCRG and Carrols, and giving any other necessary notices and otherwise cooperating in the prepayment in full and termination in full of any such Indebtedness and the termination in full of all guaranties and security interests in connection therewith;

(vii) reasonably assisting NewCRG and Carrols in obtaining corporate, corporate family, credit and/or facility ratings from rating agencies; and

(viii) furnishing NewCRG, Carrols and their Representatives promptly, and in any event at least two (2) Business Days prior to the Closing Date (to the extent requested by NewCRG or Carrols in writing at least ten (10) Business Days prior to the Closing Date), with all documentation and other information required with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations.

(b) Each of the CFP Entities hereby consents, on behalf of itself and its Subsidiaries, to the use of all logos of the CFP Entities and their respective Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the CFP Entities or any of their respective Subsidiaries or the reputation or goodwill of the CFP Entities or any of their respective Subsidiaries and (ii) are used solely in connection with a description of the CFP Entities or any of their respective Subsidiaries, their respective businesses and products or the transactions contemplated hereby.

(c) Notwithstanding the foregoing, (x) nothing contained in this Section 7.13 shall require cooperation with NewCRG or Carrols to the extent it would interfere unreasonably with the business and operations of any CFP Entity, encumber any of the assets of any CFP Entity prior to the Effective Time, require any CFP Entity to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Effective Time (unless contemporaneously reimbursed by NewCRG or Carrols pursuant to the terms of this Agreement), result in a breach of any contract in effect as of the date hereof, or impose any liability on any CFP Entity, prior to the Effective Time, and (y) no CFP Entity, nor any of their respective directors or officers, shall (A) be required to take any action in the capacity as a member of the board of managers or member of the LLC Member or any of its subsidiaries to authorize or approve the Financing prior to the Effective Time, (B) have any liability or any obligation under any definitive agreement or any other agreement or document related to the Financing or (C) be required to incur any other liability in connection with the Financing.

(d) NewCRG and Carrols shall promptly, upon request by any CFP Entity, reimburse such CFP Entity for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by it or any of its Affiliates at NewCRG’s request in connection with the cooperation of each CFP Entity contemplated by this Section 7.13 and shall indemnify and hold harmless each CFP Entity for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of NewCRG or Carrols pursuant to this Section 7.13 and any information utilized in connection therewith.

(e) NewCRG and Carrols shall each use its commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Financing Commitment, including by using commercially reasonable efforts to (i) maintain in effect the Financing Commitment, (ii) negotiate definitive agreements with respect to the Financing (the “Financing Agreements”) on terms and conditions consistent with those set forth in the Financing Commitment (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in any Fee Letter), in each case which terms do not impose new or additional conditions, or expand on the existing conditions, to the funding of the proceeds of the Financing at or prior to the Effective Time or reduce the aggregate amount of the proceeds from the Financing below the Required Amount (taking into account cash on hand), (iii) satisfy (or obtain waivers of) on a timely basis all conditions set forth in the Financing Commitment or Financing Agreements applicable to NewCRG or Carrols and their Subsidiaries to obtain the Financing and to the extent within its control, and (iv) upon satisfaction of such conditions and the other conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), consummate the Financing at or prior to the Closing (and in any event prior to the End Date) and enforce its rights under the Financing Commitments. NewCRG and Carrols shall furnish to the LLC Member correct and complete copies of any Financing Agreement or any Alternate Financing Commitment (as defined below) and, in each case, ancillary documents thereto.

(f) Without LLC Member’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), NewCRG and Carrols shall not agree to any replacement, amendment or modification to the Financing Commitment if such replacement, amendment or modification would (x) reduce the amount of aggregate cash proceeds available from the Financing below an amount that, when combined with available cash of NewCRG and Carrols, is sufficient to fund the Required Amount, (y) impose new or additional conditions precedent that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Financing materially less likely to occur or (z) materially impact the ability of NewCRG and Carrols to enforce its rights against other parties to the Financing Commitment of the definitive agreements with respect thereto; provided that NewCRG or Carrols may amend the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitment as of the date of this Agreement. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Financing Commitment in accordance with this Section 7.13(f), the terms “Financing Commitment” and “Financing” shall refer to the Financing Commitment as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby. Without limiting the generality of the foregoing, NewCRG and Carrols shall give the LLC Member and its counsel prompt written notice: (A) of any material breach or default by any party to the Financing Commitment, in each case, of which NewCRG or Carrols becomes aware; and (B) of the receipt of any written notice or other written communication from any Person with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing Commitment. If any portion of the Financing becomes unavailable (after giving effect to any other financing sources then available) on the terms and conditions (including the flex provisions) contemplated in the Financing Commitment in effect on the date of this Agreement (other than as a result of the termination of the Financing Commitment on the End Date pursuant to the terms thereof) so as to reduce the amount of aggregate cash proceeds from the portion of the Financing that is still available below an amount that, when combined with available cash of NewCRG and Carrols, is sufficient to fund the Required Amount, NewCRG and Carrols shall use their commercially reasonable efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternate financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing being replaced that is still available and available cash of NewCRG and Carrols, to fund the Required Amount and on terms and conditions that are not less favorable to NewCRG and Carrols, taken as a whole (taking into account any flex provisions), than those set forth in the Financing Commitment in effect on the date of this Agreement (“Alternate Financing” and the agreement that evidences such commitment, the “Alternate Financing Commitment”). NewCRG and Carrols shall from time to time, keep the LLC Member and its counsel reasonably informed of the status of their efforts to arrange the Financing in reasonable detail. Any reference in this Agreement to the “Financing” and “Financing Commitment” (other than Section 5.11) shall include the financing contemplated by the Financing Commitment on the date of this Agreement, as permitted to be amended, modified or replaced (in whole or in part) by this Section 7.13, including any Alternate Financing Commitment.

(g) Notwithstanding anything in this Agreement to the contrary, no Financing Source shall have any liability for any obligations or liabilities of the CFP Entities or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, any Merger or the other transactions contemplated hereby. In no event shall the CFP Entities or any of their respective Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source in its capacity as such or (ii) seek to enforce the commitments directly against, make any claims for breach of the commitments contained in the Financing Commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing or the obligations of the Financing Sources thereunder. Nothing in this Section 7.13(g) shall in any way limit or qualify the rights, obligations and liabilities of the parties to the Financing Commitment under the Financing Commitment or the rights of the CFP Entities to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, Carrols, NewCRG or the Merger Subs.

Section 7.14 Director and Officer Liability.

(a) From and after the Closing Date, to the extent permitted by applicable Law, the CFP Surviving Entity and its Subsidiaries will (and NewCRG will cause the CFP Surviving Entity and its Subsidiaries to) (i) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the LLC Member and its Subsidiaries (in their respective capacities as such) (each, an “Indemnified Party”) to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (A) any act or omission by the Indemnified Party in his or her capacity as a director or officer of the LLC Member or any of its Subsidiaries prior to the Effective Time or (B) the LLC Merger, in either case, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the LLC Member or any of its Subsidiaries pursuant to the charters, limited liability company agreements or other organizational documents of the LLC Member and its Subsidiaries and any indemnification agreements in existence on the date hereof with any Indemnified Party and (ii) cause to be maintained in effect in the charters, limited liability company agreements or other organizational documents of the CFP Surviving Entity and its Subsidiaries (or any successors thereto) for a period of six (6) years after the Closing Date, the current provisions regarding indemnification, limitation of liability and advancement of expenses of Indemnified Parties contained in the charters, limited liability company agreements or other organizational documents of the LLC Member and its Subsidiaries as of the date hereof.

(b) On or prior to the Effective Time, NewCRG shall pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies covering the Indemnified Parties (the “D&O Insurance”) with a claims period of at least six years from the Effective Time containing terms and conditions that are, taken as a whole, at least as favorable as the LLC Member’s and its Subsidiaries’ existing D&O Insurance for claims arising from facts or events that occurred at or prior to the Effective Time; provided that the maximum aggregate premium for such “tail” insurance policies that NewCRG shall be required to expend shall not exceed three hundred percent (300%) of the amount paid by the LLC Member and its Subsidiaries for coverage during the last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) which annual premiums are set forth in Section 7.14(b) of the CFP Disclosure Schedule. If such insurance can only be obtained at an annual premium in excess of the Maximum Annual Premium, then NewCRG and the CFP Surviving Entity shall only be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding the Maximum Annual Premium in the aggregate.

(c) If the CFP Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual or entity, then, to the extent necessary, proper provisions shall be made so that the successors and assigns of the CFP Surviving Entity shall assume all of the obligations set forth in this Section 7.14(c).

Section 7.15 LLC Member and LLC Closing Deliveries. At the Closing, the LLC Member and the LLC shall deliver or cause to be delivered to Carrols and NewCRG:

(a) a certificate duly executed by the Chief Executive Officer of the LLC Member, dated as of the Closing, attesting to the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c);

(b) one or more payoff letters or equivalent with respect to any interest rate or currency-swap obligations (each, a “Payoff Letter” and collectively, the “Payoff Letters”), duly executed by the applicable lenders (or agent thereof), with respect to all Indebtedness of the LLC Member, the LLC or their Subsidiaries set forth in Section 3.12(a)(vii) of the CFP Disclosure Schedule other than any capital leases set forth therein (the “LLC Existing Debt”), each of which Payoff Letters shall be in form and substance reasonably satisfactory to Carrols and NewCRG and, in any event, shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the relevant LLC Existing Debt as of the anticipated Closing Date (and the per diem accrual thereafter) (such amount payable with respect to any Payoff Letter and LLC Existing Debt, the “Payoff Amount”), (ii) state that immediately upon receipt of the Payoff Amount as set forth in each such Payoff Letter, (A) the related LLC Existing Debt and all related loan documents shall be automatically terminated (but excluding any obligations that, by their express terms, are to survive the termination of any LLC Existing Debt and the related loan documents), and (B) all Liens and all guarantees in connection therewith relating to the assets and properties of the LLC Member, the LLC or any of their Subsidiaries securing such obligations shall be automatically released and terminated, in each case, without further action by any Person, and (iii) be accompanied by UCC termination statements, releases and any other documentation necessary to evidence the satisfaction in full of such Indebtedness and the release of any and all Liens, other than Permitted Liens, relating to the assets, equity and property of the LLC Member, the LLC or their Subsidiaries;

(c) a certificate from the Secretary of CFP certifying on the Closing Date that attached to such certificate are true, correct and complete copies of (i) the resolutions duly adopted by the board of managers of CFP, and written consents duly executed by the sole members of each of the LLC Member and the LLC, authorizing, as applicable, CFP’s, the LLC Member’s and the LLC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which such CFP Entity is a party and the transactions contemplated by the Transaction Agreements to which such CFP Entity is a party and (ii) the certificate of formation of each of the LLC Member and the LLC as in effect immediately prior to the Closing;

(d) a copy of the Registration Rights and Shareholders Agreement duly executed by the LLC Member;

(e) a certification in the form of Exhibit F attached hereto from the LLC Member (or, to the extent required by applicable Tax Law, any of its respective Affiliates) that the LLC Member (or, to the extent required by applicable Tax Law, any of its respective Affiliates) is not a “foreign person” as such term is used in Section 1445(b)(2) of the Code (the “FIRPTA Certificate”);

(f) evidence (including invoices received from applicable third parties) that all the CFP Entities Transaction Expenses shall have been paid in full prior to the Closing;

(g) duly executed letters of resignation, in the form attached hereto as Exhibit H and effective as of the Closing, of each of the officers and directors of the LLC and its Subsidiaries listed on Section 7.15(g) of the CFP Disclosure Schedule, resigning from the positions held by such individual as set forth opposite such individual’s name thereon;

(h) duly executed consents to this Agreement, the Mergers, and the Transaction Agreements from BKC or its Affiliates and Popeyes or its Affiliates;

(i) duly executed copies of the documentation evidencing the CFP Reorganization to reasonably inform Carrols that such CFP Reorganization has been completed in accordance with the steps set forth in Section 8.02(f) of the CFP Disclosure Schedule; and

(j) a written calculation (including supporting documentation), in form and substance reasonably satisfactory to Carrols, of the amount of Net Debt outstanding immediately prior to the Effective Time.

Section 7.16 NewCRG and Carrols Closing Deliverables. At the Closing, NewCRG and Carrols shall deliver or cause to be delivered to the LLC Member:

(a) (i) confirmation that ownership of the Issued Shares of NewCRG Common Stock has been recorded in the name of the LLC Member in the books and records of NewCRG and its transfer agent and (ii) stock certificates issued to LLC Member for the Issued Shares of NewCRG Preferred Stock;

(b) a copy of the Registration Rights and Shareholders Agreement duly executed by NewCRG;

(c) a duly executed consent to this Agreement, the Mergers, and the other Transaction Agreements from BKC;

(d) a certificate duly executed by the Chief Executive Officer of Carrols, dated as of the Closing, attesting to the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b); and

(e) a duly executed consent by each holder of shares of Carrols Series B Preferred Stock authorizing the Mergers and the other transactions contemplated by this Agreement that require such consent (the “Carrols Preferred Stockholder Consent”).

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Agreements shall have expired or been terminated.

(b) No Injunctions or Restraints. No provision of any applicable Law, and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) of, or Proceeding initiated by, any Governmental Authority of competent jurisdiction, shall be in effect which prevents, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) Registration Statement Effectiveness. The Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no Proceedings for such purpose shall be pending before the SEC.

(d) Consent of BKC and Popeyes. The written consent of each of BKC or its Affiliates and Popeyes or its Affiliates with respect to the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements that require such consent shall have been obtained.

(e) Carrols Preferred Stockholder Consent. Carrols shall have received the Carrols Preferred Stockholder Consent.

(f) NewCRG Stock Listing. The shares of NewCRG Stock set forth in Section 7.10 shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.02 Conditions to Obligations of Carrols. The obligations of Carrols to effect the Mergers are further subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of a CFP Entity contained (i) in clause (b) of Section 3.08 (Absence of Certain Changes or Events), Section 3.21 (Brokers and Other Fees) and Section 4.04 (Brokers and Other Fees) shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing, (ii) in Section 3.03 (Capital Structure) and Section 4.01 (Ownership of/Title to Securities) shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing (except for de minimis inaccuracies) and (iii) in Section 3.01 (Organization), Section 3.04 (Authority; Execution and Delivery; Enforceability) and Section 4.02 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). All representations and warranties of each CFP Entity contained in this Agreement other than those described in the preceding sentence shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the CFP Entities. Each of the CFP Entities shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by such CFP Entity at or prior to the Closing Date.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Registration Rights and Stockholders’ Agreement. Each of the parties thereto (other than NewCRG) shall have entered into the Registration Rights and Stockholders’ Agreement.

(e) Certain Documentation. The LLC Member shall have delivered duly executed copies of each of the documents required to be delivered by the LLC Member and the LLC pursuant to Section 8.02(e) of the CFP Disclosure Schedule.

(f) CFP Reorganization. The CFP Entities shall have completed the CFP Reorganization pursuant to, and in accordance with, the steps set forth in Section 8.02(f) of the CFP Disclosure Schedule and shall have provided Carrols with all material documentation related to the CFP Reorganization evidencing that such CFP Reorganization has been completed in accordance with the steps set forth in Section 8.02(f) of the CFP Disclosure Schedule, including the delivery of a fully executed copy of the Contribution Agreement.

(g) Other Closing Deliveries. The LLC Member and the LLC shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to Section 7.15.

(h) Additional Actions. The LLC Member and the LLC shall have completed, or caused their applicable Subsidiaries to complete, the matters set forth in Section 8.02(h) of the CFP Disclosure Schedule.

Section 8.03 Conditions to Obligations of the CFP Entities. The obligations of the CFP Entities to effect the Mergers are further subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Carrols contained (i) in clause (a) of Section 5.09 (Absence of Certain Changes or Events) and in Section 5.10 (Tax Qualification) shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing, (ii) in Section 5.04 (Capital Structure) shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing (except for de minimis inaccuracies), and (iii) in Section 5.01 (Organization) and in Section 5.05 (Authority; Execution and Delivery, Enforceability) shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). All representations and warranties of Carrols contained in this Agreement other than those described in the preceding sentence shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Carrols Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Carrols Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Carrols Material Adverse Effect.

(b) Performance of Obligations of Carrols. Carrols and its Affiliates shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Filing of NewCRG Series C Certificate of Designation. NewCRG shall have filed the NewCRG Series C Certificate of Designation substantially in the form attached hereto as Exhibit G (the “NewCRG Series C Certificate of Designation”).

(d) Registration Rights and Stockholders’ Agreement. NewCRG shall have executed and delivered the Registration Rights and Stockholders’ Agreement.

ARTICLE IX
TERMINATION

Section 9.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Mergers and other transactions contemplated herein may be abandoned at any time before the Closing:

(a) Mutual Consent. By the mutual written agreement of Carrols and the LLC Member;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) By Carrols upon delivery of written notice to the LLC Member, if there has been a breach of any representation, warranty, covenant or agreement made by any CFP Entity in this Agreement, which breach (A) would be sufficient to cause the failure of a condition set forth in Section 8.02 to be satisfied as of the Closing Date and (B) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the date that is thirty (30) calendar days following receipt of written notice to the LLC Member from Carrols of such breach; provided that Carrols may not terminate this Agreement pursuant to this Section 9.01(b)(i) if Carrols is then in breach of this Agreement in any material respect which breach has not been cured.

(ii) By the LLC Member upon delivery of written notice to Carrols, if there has been a breach of any representation, warranty, covenant or agreement made by Carrols in this Agreement, which breach (A) would be sufficient to cause the failure of a condition set forth in Section 8.03 to be satisfied as of the Closing Date and (B) (x) cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the date that is thirty (30) calendar days following receipt of written notice to Carrols from the LLC Member of such breach; provided that the LLC Member may not terminate this Agreement pursuant to this Section 9.01(b)(ii) if the LLC Member is then in breach of this Agreement in any material respect which breach has not been cured.

(c) Failure to Deliver Certain Financial Information. Notwithstanding Section 9.01(b)(i) above, by Carrols upon delivery of written notice to the LLC Member if the LLC Member and the LLC shall have failed to deliver, or caused to be delivered, the financial information set forth in the first sentence of Section 7.04(b) to Carrols in the time period specified therein.

(d) End Date. By the LLC Member or Carrols upon delivery of written notice to the other if the Closing has not occurred on before 5:00 p.m., New York time, on June 15, 2019 (the “End Date”); provided that neither Carrols nor the LLC Member will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the material breach of, or material failure to fulfill any obligation under, this Agreement by, in the case of Carrols, any of Carrols, NewCRG or either Merger Sub or, in the case of the LLC Member, any CFP Entity has been a significant cause of the failure of the Closing to occur at or prior to such time on the End Date.

(e) Orders; Laws. By either Carrols or the LLC Member upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any final and non-appealable Order or enacted any Law which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date; provided that neither Carrols nor the LLC Member will be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s (or, in the case of the LLC Member, any CFP Entity’s) material breach of, or material failure to fulfill any obligation under, this Agreement is a significant cause of the issuance or entry of such Order or enactment of such Law.

Section 9.02 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any Affiliate, stockholder, member, director, officer, employee, agent, consultant or representative of such Party or its Affiliates); provided, that, the termination of this Agreement shall not relieve any Party from any liability for such Party’s willful and material breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or for such Party’s actual Fraud. The provisions of Section 7.13(d), this Section 9.02, Section 9.04, ARTICLE X, ARTICLE XI and the Confidentiality Agreement shall survive any termination hereof. For purposes of this Agreement, “willful and material breach” shall mean a breach that is a consequence of an act undertaken, or failed to be undertaken, by the breaching party with the knowledge that the taking of such act, or the failure to take such act would, or would reasonably be expected to, result in a material breach of this Agreement.

Section 9.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.04 Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise provided elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given and effective (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand on a Business Day during regular business hours, (iv) upon transmission, if sent via email prior to 5:00 p.m. New York time on a Business Day (with a copy sent on the same Business Day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service) or (v) the Business Day following transmission, if sent via email at or after 5:00 p.m. New York time on a Business Day (with a copy sent on the same Business Day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service), in each case, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) Carrols, to:

Carrols Restaurant Group, Inc.

968 James St.

Syracuse, NY 13203

Attention: William E. Myers; VP & General Counsel

Facsimile: (315) 475-9616

Email: wmyers@carrols.com

with a copy (which shall not constitute notice) to:

Akerman LLP

666 5th Avenue, 20th Floor

New York, NY 10103

Attention: Wayne Wald; Palash Pandya

Email: wayne.wald@akerman.com; palash.pandya@akerman.com

(b) if to a CFP Entity, to

Cambridge Franchise Partners, LLC

208 N. Garnett Street

Henderson, North Carolina 27536

Attention: Matthew Perelman; Alex Sloane

Email: perelman@garnettstation.com; sloane@garnettstation.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric L. Schiele, P.C.; Willard S. Boothby

Email: eric.schiele@kirkland.com; willard.boothby@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Jeremy S. Liss, P.C.; Matthew S. Arenson

Email: jliss@kirkland.com; marenson@kirkland.com

Section 10.03 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article, a Section, an Exhibit or a Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The words “neither,” “nor,” any,” “either” and “or” shall be inclusive and not exclusive. The word “extent” in the phrase “to the extent” means the degree to which the subject extends and does not simply mean “if.” References to “dollars” or “$” are references to U.S. dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to any Person include the successors and permitted assigns of that Person. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any Contract are to that Contract as amended, modified or supplemented from time to time.

(b) The Parties acknowledge and agree that they have been represented by legal counsel during, and have participated jointly in, the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.04 Disclosure Schedules.

(a) The CFP Entities have set forth certain information in the CFP Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. Notwithstanding anything to the contrary herein, a matter set forth in one section of the CFP Disclosure Schedule need not be set forth in any other section of the CFP Disclosure Schedule so long as its relevance to such other section of the CFP Disclosure Schedule or Section of this Agreement is reasonably apparent on the face of the information disclosed in such CFP Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the CFP Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(b) Carrols has set forth certain information in the Carrols Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. Notwithstanding anything to the contrary herein, a matter set forth in one section of the Carrols Disclosure Schedule need not be set forth in any other section of the Carrols Disclosure Schedule so long as its relevance to such other section of the Carrols Disclosure Schedule or Section of this Agreement is reasonably apparent on the face of the information disclosed in such Carrols Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Carrols Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(c) The information contained in this Agreement, in the CFP Disclosure Schedule and in the Carrols Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contractual obligation or (ii) that such information is material or required to be provided or disclosed under this Agreement.

Section 10.05 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the CFP Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 7.14 (which is intended for the benefit of only the Persons specifically named therein) are not intended to confer upon any Person other than the Parties any rights or remedies; provided that, notwithstanding the foregoing, the Financing Sources shall be express third-party beneficiaries of this Section 10.07(b), Section 7.13(g), the final sentence of Section 10.08, Section 10.11 and Section 10.12(c).

Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any CFP Entity, without the prior written consent of Carrols in its sole discretion, and by Carrols, NewCRG or the Merger Subs, without the prior written consent of the LLC Member in its sole discretion. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10 Consent to Jurisdiction. Each Party (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction. Notwithstanding the foregoing, each Party, including on behalf of its Affiliates, (a) agrees that it will not bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the Mergers or the other transactions contemplated hereby or by the other Transaction Agreements, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated by the Financing Commitment, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.02 shall be effective service of process against it for any such action brought in any such court, (d) hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE FINANCING COMMITMENT (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

(c) Notwithstanding anything in this Agreement to the contrary, the definitions of “Financing Sources” and “Lender,” this Section 10.12(c), Section 7.13(g), Section 10.07(b), the final sentence of Section 10.08 and Section 10.11 (and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any such provision or Section) may not be amended, modified or waived in a manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources adversely affected thereby.

Section 10.13 Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements of the Parties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time and all such provisions shall terminate as of the Effective Time, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect thereof; provided, however, that this Section 10.13 shall not limit any claim or recovery available to Carrols, NewCRG or any of their Affiliates under any representations and warranties insurance policy that Carrols or NewCRG may procure in connection with the transactions contemplated by this Agreement in accordance with the terms thereof; provided further, however, that this Section 10.13 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time, and such covenants or agreements shall survive until fully performed in accordance with their respective terms (including, for the avoidance of doubt, the covenants and agreements set forth in Section 7.06, which the Parties expressly agree shall survive the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 10.13 will not prevent or limit in any way a cause of action on account of Fraud.

Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the CFP Entities, Carrols or NewCRG under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

ARTICLE XI
DEFINITIONS

Section 11.01 Definitions. For purposes of this Agreement:

“ADA” means Title III of the Americans with Disabilities Act, 28 CFR 36.101 et seq., as amended, and all rules and regulations applicable thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act of 2010 (HCERA).

“BKC” means Burger King Corporation.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Carrols 2016 Stock Incentive Plan” means the Carrols Restaurant Group, Inc. 2016 Equity Incentive Plan, as amended.

“Carrols Benefit Plans” means each Employee Benefit Plan currently sponsored or maintained by Carrols or any of its Subsidiaries or to which Carrols or any of its Subsidiaries makes, or has any obligation to make, any contributions or payments.

“Carrols Common Stock” means the common stock, $0.01 par value per share, of Carrols.

“Carrols Existing Credit Facility” means that certain Credit Agreement, dated as of May 30, 2012, by and among Carrols, Wells Fargo Bank, National Association and the other parties party thereto, as amended.

“Carrols Existing Debt” means the Carrols Existing Notes and the Carrols Existing Credit Facility.

“Carrols Existing Notes” means the 8% Senior Secured Second Lien Notes due May 1, 2022, issued by Carrols pursuant to the Indenture, dated as of April 29, 2015, by and among Carrols, The Bank of New York Mellon Trust Company, N.A., and the guarantors party thereto.

“Carrols Material Adverse Effect” means any change, event, occurrence or circumstance, that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or would reasonably be expected to result in, a material adverse effect (a) on the financial condition, business, results of operations, assets or liabilities of Carrols and its Subsidiaries, taken as a whole, or on the ability of Carrols, NewCRG or the Merger Subs to consummate the transactions contemplated hereby; except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions, financial markets, capital markets or credit markets, (ii) changes affecting generally the industry in which Carrols and its Subsidiaries operate, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, (iv) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (v) any action required or contemplated by this Agreement or the other Transaction Agreements, (vi) the announcement of the transactions contemplated by this Agreement and the other Transaction Agreements, including the impact thereof on the relationships, contractual or otherwise, of Carrols and its Subsidiaries with employees, suppliers, customers, partners, vendors or other third parties, (vii) any action taken or refrained from being taken at the express request, or with the express approval or consent, of a CFP Entity, (viii) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, and (ix) the failure, in and of itself, by Carrols and its Subsidiaries to meet any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, including internal budgets, plans, projections or forecasts of revenues, earnings or other financial performance or results of operations (provided that this clause (ix) shall not prevent a determination that any change, event, occurrence or circumstance underlying any such failure to meet such estimates or forecasts has resulted in a Carrols Material Adverse Effect (to the extent such change, event, occurrence or circumstance is not otherwise excluded from this definition of Carrols Material Adverse Effect)); provided that in the case of clauses (i), (ii), (iii), (iv) and (viii), such change, event, occurrence or circumstance does not affect Carrols and its Subsidiaries, taken as a whole, in a substantially disproportionate manner relative to other companies operating in the industries in which Carrols and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Carrols Material Adverse Effect.

“Carrols SEC Reports” shall mean all documents and other materials filed or furnished by Carrols with the SEC since January 4, 2016 but prior to the date of this Agreement that are publicly available.

“Carrols Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.01 par value per share, of Carrols.

“Carrols Stock” means the Carrols Common Stock and the Carrols Series B Preferred Stock.

“Cash” means the aggregate amount of unrestricted cash and cash equivalents of the LLC Member’s Subsidiaries, net of overdrafts, as of immediately prior to the Effective Time, calculated without duplication in accordance with GAAP (including adding outstanding inbound checks, drafts and wires and subtracting outstanding outbound checks, drafts and wires).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“CFP Business” means (a) prior to the CFP Reorganization, all of the Subsidiaries of the LLC Member, collectively, and (b) from and after the CFP Reorganization, all of the Subsidiaries of the LLC, collectively.

“CFP Entities Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the LLC or any of its Subsidiaries or, to the extent that the LLC or any of its Subsidiaries is responsible for the payment thereof, by CFP or the LLC Member, in connection with the negotiation and execution of this Agreement and the Transaction Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby) and (b) all amounts (plus any associated withholding Taxes or any other Taxes required to be paid by the LLC or any of its Subsidiaries with respect thereto) payable by the LLC or any of its Subsidiaries, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including any such amounts payable to any employee, director or consultant (as applicable) of the LLC or any of its Subsidiaries at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), in the case of each of clauses (a) and (b), (i) excluding fees, costs, expenses and other amounts incurred or payable as a result of Contracts entered into by Carrols or any of its Affiliates (other than Contracts entered into by any CFP Entity or any Subsidiary thereof prior to the Closing) or any action of Carrols or its Affiliates following the Closing and (ii) to the extent unpaid prior to the Closing Date.

“CFP Reorganization” means the completion of the steps set forth in Section 8.02(f) of the CFP Disclosure Schedule such that each direct or indirect Subsidiary of the LLC Member immediately prior to such completion is a wholly owned direct or indirect Subsidiary of the LLC immediately following such completion.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compliant” means, with respect to the Required Information, that such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances under which they were made.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 29, 2018, by and between Carrols and the LLC Member.

“Contracts” means any binding agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Contribution Agreement” means the contribution agreement, in substantially the form of Exhibit I hereto, to be entered into by and between the LLC Member and the LLC prior to the Closing in connection with the CFP Reorganization.

“Convenience Store” individually and “Convenience Stores” collectively means the convenience stores identified and set forth in Section 11.01(a)-1 of the CFP Disclosure Schedule.

“Development Agreements” means any development or similar agreement between the LLC Member or its Subsidiaries on the one hand, and BKC or Popeyes on the other.

“DGCL” means the General Corporation Law of the State of Delaware.

“Easements” means all written or oral easements, agreements, grants, licenses, options, parking leases, and any other agreement applicable to any of the LLC Member Real Property or the Restaurants or Convenience Stores and used in connection with the operation of the Restaurants or Convenience Stores, drive-thrus, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature in and to the applicable LLC Member Real Property.

“Employee Benefit Plan” means, in each case whether or not subject to ERISA, (a) each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, (b) each “welfare plan” (within the meaning of Section 3(1) of ERISA, (c) each “pension plan” (within the meaning of Section 3(2) of ERISA), (d) each employment, change-in-control, or severance arrangement or agreement, and (e) each other material employee benefit plan, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, Order, investigation or notice by any Person alleging liability and/or responsibility (including, without limitation, liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of or based on any Environmental Law and resulting from (a) the presence or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other violation, alleged violation, or liability under any Environmental Law, and including any claim, cause of action, citation, Order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including, without limitation, a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, in each case that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for an Environmental Claim.

“Environmental Exposure Claim Liability” means liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onsite or offsite) of any natural person (including but not limited to employees) to any Hazardous Materials and resulting damages and arising from or relating to products or operations of the respective businesses of the LLC Member and its Subsidiaries and Carrols.

“Environmental Laws” means any and all federal, state, local or municipal Laws, rules, Orders, regulations, statutes, ordinances, codes, and binding guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of liability or of conduct (including common law) concerning protection of air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, inland wetlands and watercourses or health protection, in each case in effect on or prior to the Closing Date.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means Permits issued by any Governmental Authority that are required under Environmental Laws to conduct business and related operations as presently conducted.

“Equity Consideration Amount” means the difference of (a) 200,000,000 and (b) the amount, if any, by which Net Debt exceeds $115,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the LLC Member or the LLC is treated as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Executive Order” means Executive Order No. 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

“Financing Sources” means the Lenders that have committed to provide or arrange or otherwise entered into agreements to provide all or any part of the Financing, including the parties to any joinder agreements to the Financing Commitments, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Franchise Agreements” means the franchise agreements for each of the Restaurants.

“Fraud” means a claim for Delaware common law fraud with respect to the making of the representations and warranties set forth in this Agreement.

“Funded Debt” means, with respect to the LLC Member’s Subsidiaries, as of immediately prior to the Effective Time, and without duplication, any liability (or, in the case of clause (e), any outstanding liability or asset) of the LLC Member’s Subsidiaries: (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or debt securities, (b) representing the deferred or unpaid purchase price of any property, whether or not contingent, including any earn-outs or similar obligations (other than trade payables incurred in the ordinary course of business), (c) in respect of interest, prepayment premiums, penalties and similar fees and expenses with respect to the Funded Debt referred to in clauses (a) or (b), (d) as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, (e) in respect of the net settlement amounts arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and (f) under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw.  Notwithstanding the foregoing, Funded Debt does not include (A) any lease financing obligations or (B) any intercompany obligations between or among the LLC and its Subsidiaries.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which poses a hazard to human health or safety or to the environment, or regulated by or subject to regulation or standards of liability under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (i) with respect to the LLC and its Subsidiaries, the net amount of any obligation or liability of the LLC or any Subsidiary to the LLC Member or any Affiliate thereof; provided that with respect to the LLC and its Subsidiaries, Indebtedness shall not include any payables or loans of any kind or nature between the LLC any of its Subsidiaries.

“Intellectual Property” means intellectual property rights in or to any or all of the following: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, Software, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all industrial designs and any registrations and applications therefor, and (e) all domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to any CFP Entity, the actual knowledge of Alex Sloane, Matt Perelman, Carl Jakaitis, Neil Shah and Chris Taylor after reasonable inquiry; and (b) with respect to Carrols, the actual knowledge of Daniel T. Accordino, Paul Flanders, and William E. Myers, after reasonable inquiry.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or Orders of, or issued by, any Governmental Authority.

“Leased Real Property” means the premises and the parcels of real property currently leased by the LLC Member and its Subsidiaries, together with all fixtures and improvements thereon.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“LLC Act” means the Delaware Limited Liability Company Act, as amended.

“LLC Member Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the LLC Member or any of its Subsidiaries or to which the LLC Member or any of its Subsidiaries makes, or has any obligation to make, any contributions or payments or to which the LLC Member or any of its Subsidiaries has or is reasonably expected to incur any material liability (including on account of any ERISA Affiliate).

“LLC Member Employees” means any current or former employee, independent contractor, consultant, officer or director of the LLC Member, the LLC or any Subsidiary of the LLC.

“LLC Member Real Property” means, individually and collectively, the Owned Real Property and the Leased Real Property.

“LLC Membership Interest” means the aggregate limited liability company interests in the LLC held by the LLC Member.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement on the first and last day of which, and throughout which, Carrols shall have the Required Information and such Required Information is Compliant; provided that, for the avoidance of doubt, there shall only be one such 15 consecutive Business Day period, and there shall be no restart of the Marketing Period as a result of the delivery of new Required Information that is Compliant during such 15 consecutive Business Day period as long as Carrols is in possession of Required Information that is Compliant throughout such 15 consecutive Business Day period. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 15 consecutive Business Day period, (i) the LLC Member’s auditor shall have withdrawn, amended or qualified its review opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until, a new unqualified review opinion is issued with respect to such financial statements by the LLC Member’s auditors and shall not conclude until the completion of a new 15 Business Day period commencing with the issuance of such opinion, (ii) the LLC Member shall have (A) determined to restate in any material respect any financial information included in the Required Information or (B) publicly announced that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the LLC Member has publicly announced that no restatement shall be required, and shall not conclude until the completion of a new 15 Business Day period commencing with such amendment or announcment, or (iii) the Required Information shall not be Compliant, in which case the Marketing Period shall be deemed not to commence unless and until, at the earliest, Carrols receives updated Required Information that is Compliant, and shall not conclude until at least 15 Business Days thereafter. Notwithstanding anything in this Agreement to the contrary, if the CFP Entities shall in good faith believe that they have delivered, or caused to be delivered, the Required Information and that such Required Information is Compliant, then the LLC Member may deliver to Carrols written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered as of the date of the delivery of such Required Information, in each case unless Carrols in good faith believes that the CFP Entities shall not have completed delivery of the Required Information or that the Required Information is not Compliant, and by 5:00 p.m. New York time, two (2) Business Days after its receipt of such notice from the LLC Member, Carrols delivers written notice to the LLC Member to that effect (stating with reasonable specificity the Required Information that has not been delivered or that is not Compliant); provided that it is understood and agreed that the delivery of such written notice from Carrols to the LLC Member will not prejudice the LLC Member’s right to assert that such Required Information has in fact been delivered.

“Material Adverse Effect” means any change, event, occurrence or circumstance, that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, results of operations, assets or liabilities of the LLC Member and its Subsidiaries, taken as a whole, or on the ability of the CFP Entities to consummate the transactions contemplated hereby; except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, financial markets, capital markets or credit markets, (b) changes affecting generally the industry in which the LLC Member and its Subsidiaries operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (e) any action required or contemplated by this Agreement or the other Transaction Agreements, (f) the announcement of the transactions contemplated by this Agreement and the other Transaction Agreements, including the impact thereof on the relationships, contractual or otherwise, of the LLC Member and its Subsidiaries with employees, suppliers, customers, partners, vendors or other third parties, (g) any action taken or refrained from being taken at the express request, or with the express approval or consent, of Carrols, (h) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world or (i) the failure, in and of itself, by the LLC Member and its Subsidiaries to meet any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, including internal budgets, plans, projections or forecasts of revenues, earnings or other financial performance or results of operations (provided that this clause (i) shall not prevent a determination that any change, cause or effect underlying any such failure to meet such estimates or forecasts has resulted in a Material Adverse Effect (to the extent such change, cause or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided that in the case of clauses (a), (b), (c), (d) and (h), such change, event, occurrence or circumstance does not affect the LLC Member and its Subsidiaries, taken as a whole, in a substantially disproportionate manner relative to other companies operating in the industries in which the LLC Member and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“NASDAQ” means the Nasdaq Global Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market, LLC.

“Net Debt” means the difference of (a) Funded Debt immediately prior to the Effective Time and (b) Cash immediately prior to the Effective Time.

“NewCRG Common Stock” means the common stock, $0.01 par value per share, of NewCRG.

“NewCRG Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.01 par value per share, of NewCRG.

“NewCRG Series C Preferred Stock” means the Series C Convertible Preferred Stock, $0.01 par value per share, of NewCRG.

“NewCRG Stock” means NewCRG Common Stock, the NewCRG Series B Preferred Stock and the NewCRG Series C Preferred Stock.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, or consent decree of or by a Governmental Authority.

“Owned Real Property” means the parcels of real property owned in fee simple by the LLC Member and its Subsidiaries, together with all fixtures and improvements thereon.

“Parties” means Carrols, NewCRG, Carrols Merger Sub, Carrols CFP Merger Sub and each CFP Entity and “Party” means any one of them.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law 107-56), as amended.

“Patriot Act Related Laws” means those Laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as Laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

“Permit” means any approval, consent, variance, commission, franchise, exemption, order, approval, ratification, registration, waiver, authorization, license, permit, certificate or clearance issued, granted or given to the LLC Member or any of its Subsidiaries, by or under the authority of any Governmental Authority or pursuant to any Law (but excluding Intellectual Property and Registered Intellectual Property).

“Permitted Liens” means (a) Liens imposed by Law for Taxes, assessments and governmental charges or levies not yet due and payable or that are being properly contested and in each case, reflected in the relevant financial statements, (b) statutory Liens of landlords, (c) Liens and security interests of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than thirty (30) days or that are being properly contested, (d) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations or to secure public or statutory obligations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (f) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (g) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (h) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or that are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) with respect to any real property in which the LLC Member or any of its Subsidiaries owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located and (j) the effect of any moratorium, eminent domain or condemnation Proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that relates to an identified or identifiable individual, including, name, address, telephone number, email address, username and password, photograph, government-issued identifier, persistent device identifier, or any other data used or intended to be used to precisely identify an individual.

“Popeyes” means Popeyes Louisiana Kitchen, Inc.

“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigation, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator, whether at law or in equity or in arbitration.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks, service marks, and trade dress, applications to register trademarks, service marks, and trade dress; intent-to-use applications, or other registrations or applications of trademarks, service marks, and trade dress, (c) registered copyrights and applications for copyright registration, and (d) domain name registrations.

“Related Party” means any director, officer, manager or employee of CFP or any of its Subsidiaries, any immediate family member of such a director, officer or employee, or any holder of 5% or more of the shares or ownership interest of CFP or the LLC Member.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, or leaching of Hazardous Material in the indoor or outdoor environment.

“Remedial Action” means all action required under Environmental Laws to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representatives” means, collectively, as to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other representatives.

“Required Information” means (a) the audited and unaudited financial information required to be delivered pursuant to paragraph 6(b) of Annex C to the Financing Commitment, (b) the financial information reasonably requested by NewCRG and Carrols that (i) is already prepared by the CFP Entities in the form requested, (ii) is in the possession of the CFP Entities and (iii) is necessary for NewCRG and Carrols to prepare the pro forma financial statements for the most recent historical period required by paragraph 6(c) of Annex C to the Financing Commitment Letter; provided that it is agreed that such financial information shall not include information relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of such debt or equity financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Surviving Entities after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the CFP Entities in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of NewCRG and Carrols), and (c) all other available pertinent information (including financial estimates, budgets, forecasts and other forward-looking information) and disclosures relating to the CFP Entities and their respective Subsidiaries as may be timely and reasonably requested by NewCRG and/or Carrols to the extent necessary in the preparation of a customary confidential information memorandum necessary for the syndication of the Financing, it being understood that in no event shall the Required Information be deemed to include or shall the CFP Entities be required to provide (1) a description of all or any component of the Financing, (2) risk factors relating solely to all or any component of the Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (4) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, or (5) authorization letters or management representation letters with respect to the financial statements and financial information to the Financing Sources.

“Restaurant” individually and “Restaurants” collectively means the Burger King or Popeyes restaurants identified and set forth on Section 11.1(a)-3 of the CFP Disclosure Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement or other information required to be supplied to a Governmental Authority in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Transaction Agreements” means this Agreement (including the CFP Disclosure Schedule and the Carrols Disclosure Schedule), the Registration Rights and Stockholders’ Agreement, the NewCRG Series C Certificate of Designation, the Contribution Agreement, and any other certificate or other instrument executed and delivered by any Party in connection herewith.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 11.02 Index of Defined Terms. The following is an index of all defined terms utilized in this Agreement other than the terms defined in Section 11.01:

Defined Term	Section
Acquisition Proposal	Section 7.12
Agreement	Preamble
Alternate Financing	Section 7.13(f)
Alternate Financing Commitment	Section 7.13(f)
Buyer Benefit Plan	Section 7.07(b)
Carrols	Preamble
Carrols CFP Merger Sub	Preamble
Carrols Disclosure Schedule	ARTICLE V
Carrols Merger	Section 1.01(a)
Carrols Merger Filing	Section 1.01(b)
Carrols Merger Sub	Preamble
Carrols Preferred Stockholder Consent	Section 7.16(e)
Carrols Subsidiary	Section 5.03
Carrols Surviving Entity	Section 1.01(a)
CFP	Preamble
CFP 2018 Audited Financial Statements	Section 7.04(b)
CFP 2018 Interim Financial Statements	Section 3.06(b)
CFP 2019 Interim Financial Statements	Section 7.04(b)
CFP Annual Financial Statements	Section 3.06(a)

Defined Term	Section
CFP Disclosure Schedule	ARTICLE III
CFP Entity or CFP Entities	Preamble
CFP Financial Statements	Section 3.06(b)
CFP Surviving Entity	Section 1.02(a)
Closing	Section 1.03
Closing Date	Section 1.03
D&O Insurance	Section 7.13(a)
Effective Time	Section 1.02(b)
End Date	Section 9.01(d)
Fee Letter	Section 5.11(a)
Financing	Section 5.11(a)
Financing Agreements	Section 7.13(e)
Financing Commitments	Section 5.11(a)
Financing Documents	Section 7.13(a)
FIRPTA Certificate	Section 7.15(e)
Indemnified Party	Section 7.14(a)
Information Security and Data Privacy Laws	Section 3.27(a)
Initial Effective Time	Section 1.01(b)
Insurance Policies	Section 3.24
Intended Tax Treatment	Recitals
IP License	Section 3.11(a)
Issued Shares of NewCRG Common Stock	Section 2.02(a)(i)
Latest Balance Sheet	Section 3.06(b)
Lenders	Section 5.11(a)
LLC	Preamble
LLC Certificate of Merger	Section 1.02(b)
LLC Employees	Section 7.07(a)
LLC Existing Debt	Section 7.15(b)
LLC Member	Preamble
LLC Merger	Section 1.02(a)
LLC Merger Consideration	Section 2.02(a)
Material Contracts	Section 3.12(a)
Maximum Annual Premium	Section 7.13(a)
Merger Subs	Preamble
Mergers	Section 1.02(a)
NewCRG	Preamble
NewCRG Proxy Statement	Section 7.08(a)
NewCRG Series C Certificate of Designation	Section 1.04(d)
NewCRG Stockholder Approval	Section 7.08(a)
NewCRG Stockholder Meeting	Section 7.08(a)
NewCRG Stockholder Meeting Deadline	Section 7.08(a)
Registration Rights and Stockholders’ Agreement	Section 7.11
Registration Statement	Section 7.04(a)
Required Amount	Section 5.11(b)
Securities	Section 3.28(a)
Subsidiary Equity Interests	Section 3.02(c)
Surviving Entities	Section 1.02(a)
Tangible Assets	Section 3.22
Transferred Employee	Section 7.07(a)
WARN Act	Section 3.16(d)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ William E. Myers
Name:
Title:

CARROLS HOLDCO INC.

By:	/s/ William E. Myers
Name:
Title:

GRC MERGERSUB INC.

By:	/s/ William E. Myers
Name:
Title:

GRC MERGERSUB LLC

By:	/s/ William E. Myers
Name:
Title:

NEW CFH, LLC

By:	/s/ Matthew Perelman
Name:	Matthew Perelman
Title:	Co-President

CAMBRIDGE FRANCHISE HOLDINGS, LLC

By:	/s/ Matthew Perelman
Name:	Matthew Perelman
Title:	Co-President

CAMBRIDGE FRANCHISE PARTNERS, LLC

By:	/s/ Matthew Perelman
Name:	Matthew Perelman
Title:	Co-President

80